Exhibit 10.1
EXECUTION VERSION

Deal CUSIP G6771DAA6 Revolving Facility CUSIP G6771DAB4

CREDIT AGREEMENT
dated as of September 29, 2015,
among
ONEBEACON INSURANCE GROUP, LTD.
and
ONEBEACON U.S. HOLDINGS, INC.,
as the Borrowers,
U.S. BANK NATIONAL ASSOCIATION,
as the Administrative Agent,
an Issuing Lender and the Issuing Agent,
and
THE LENDERS PARTY HERETO

BMO HARRIS BANK,
as Syndication Agent

and

U.S. BANK NATIONAL ASSOCIATION
and
BMO HARRIS BANK N.A.,
as Joint Lead Arrangers and Joint Book Runners

i

3.	LETTERS OF CREDIT		49

	3.1	L/C Commitment	49
	3.2	Procedure for Issuance, Amendment or Extension of Letters of Credit; Auto-Extension Letters of Credit	51
	3.3	Drawings and Reimbursements; Funding of Participations	53
	3.4	Repayment of Participations	55
	3.5	Obligations Absolute	55
	3.6	Role of Issuing Lender	56
	3.7	Applicability of ISP98	57
	3.8	Fees and Other Charges	57
	3.9	Letters of Credit Issued for Subsidiaries	58
	3.10	Conflict with Issuer Documents	58

4.	CONDITIONS PRECEDENT		58

	4.1	Conditions to Closing	58
	4.2	Conditions to Closing and Each Extension of Credit	59

5.	REPRESENTATIONS AND WARRANTIES		60

	5.1	Financial Statements	60
	5.2	Corporate Existence; Compliance with Law	61
	5.3	Corporate Power; Governmental Approvals; Enforceable Obligations	61
	5.4	No Legal Bar	61
	5.5	No Material Litigation	62
	5.6	Ownership of Property	62
	5.7	Taxes	62
	5.8	Federal Regulations	62
	5.9	ERISA	62
	5.10	Investment Company Act; Other Regulations	63
	5.11	Use of Proceeds	63
	5.12	Accuracy of Information	63
	5.13	Insurance Regulatory Matters	64
	5.14	Sanctions and Anti-Corruption Laws	64

6.	AFFIRMATIVE COVENANTS		64

	6.1	Financial Statements	64
	6.2	Compliance Certificates; Other Information	66
	6.3	Maintenance of Existence and Conduct of Business	67
	6.4	Compliance with Contractual Obligations and Laws	67
	6.5	Maintenance of Property; Insurance	67
	6.6	Books and Records; Inspection of Property; Discussions	67
	6.7	Notices	68
	6.8	Taxes	69
	6.9	Use of Proceeds	69

7.	NEGATIVE COVENANTS		69

	7.1	Financial Condition Covenants	69
	7.2	Limitation on Subsidiary Indebtedness	70
	7.3	Limitation on Liens	71
	7.4	Limitation on Changes in Fiscal Periods	72
	7.5	Limitation on Lines of Business	72
	7.6	Sanctions and Anti-Corruption Laws	72

8.	EVENTS OF DEFAULT		72

	8.1	Events of Default	72
	8.2	Remedies Upon Event of Default	74

9.	THE ADMINISTRATIVE AGENT		75

	9.1	Appointment	75
	9.2	Delegation of Duties	75
	9.3	Exculpatory Provisions	76
	9.4	Reliance by Administrative Agent	77
	9.5	Non-Reliance on Administrative Agent and Other Lenders	77
	9.6	Administrative Agent in its Individual Capacity	77
	9.7	Successor Administrative Agent	78
	9.8	Administrative Agent May File Proofs of Claim	79
	9.9	Guarantee Matters	80

	9.10	Other Agents; Arrangers and Managers	80

10.	MISCELLANEOUS		80

	10.1	Amendments, Etc	80
	10.2	Notices; Effectiveness; Electronic Communication	82
	10.3	No Waiver; Cumulative Remedies; Enforcement	84
	10.4	Survival	85
	10.5	Attorney Costs and Expenses	86
	10.6	Indemnification	86
	10.7	Successors and Assigns	88
	10.8	Adjustments; Setoff	93
	10.9	Counterparts	95
	10.10	Severability	95
	10.11	Integration	95
	10.12	GOVERNING LAW	95
	10.13	SUBMISSION TO JURISDICTION; WAIVERS	96
	10.14	WAIVERS OF JURY TRIAL	96
	10.15	No Advisory or Fiduciary Responsibility	97
	10.16	Confidentiality	97
	10.17	Release of Guarantee Obligations	98
	10.18	USA PATRIOT Act Notice	99
	10.19	Interest Rate Limitation	99

SCHEDULES:
2.1	Commitment Schedule
10.2	Notice Addresses

EXHIBITS:
A	Form of Assignment and Assumption
B	Form of Compliance Certificate
C	Form of Borrowing Request
D	Form of Revolving Credit Note
E-1	U.S. Tax Compliance Certificate (For Foreign Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
E-2	U.S. Tax Compliance Certificate (For Foreign Lenders that are Partnerships for U.S. Federal Income Tax Purposes)
E-3	U.S. Tax Compliance Certificate (For Foreign Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
E-4	U.S. Tax Compliance Certificate (For Foreign Participants that are Partnerships for U.S. Federal Income Tax Purposes)
F	Form of Pro Rata Letter of Credit

v

CREDIT AGREEMENT
This CREDIT AGREEMENT, dated as of September 29, 2015, is among ONEBEACON INSURANCE GROUP, LTD., an exempted Bermuda limited liability company (the “Company”), ONEBEACON U.S. HOLDINGS, INC., a Delaware corporation (“OneBeacon Holdings”, and together with the Company, each a “Borrower”, and collectively, the “Borrowers”), each lender from time to time party hereto and U.S. BANK NATIONAL ASSOCIATION (“U.S. Bank”), as the Administrative Agent, an Issuing Lender and the Issuing Agent.
PRELIMINARY STATEMENTS
WHEREAS, the Borrowers have requested that the Lenders provide a revolving credit facility under which the Borrowers may obtain revolving loans and other extensions of credit in an aggregate principal amount outstanding at any time not in excess of $65,000,000, and the Lenders are willing to do so on the terms and conditions set forth herein.
NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
1.DEFINITIONS
1.1    Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.
“Act of 1934” means the Securities Exchange Act of 1934 and the regulations issued thereunder.
“Administrative Agent” means U.S. Bank, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent appointed in accordance with Section 9.7.
“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.2, or such other address or account as the Administrative Agent may from time to time notify the Borrowers and the Lenders.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 50% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agent-Related Persons” means the Administrative Agent and its Affiliates (including U.S. Bank in its capacity as an Arranger) and the officers, directors, employees, agents and attorneys-in-fact of the Administrative Agent and its Affiliates.
“Agreement” means this Credit Agreement, as amended, restated, extended, supplemented or otherwise modified from time to time.
“Annual Statement” means the annual statutory financial statement of any Insurance Subsidiary required to be filed with the Department of its jurisdiction of incorporation or organization, which statement shall be in the form required by such Insurance Subsidiary’s jurisdiction of incorporation or organization or, if no specific form is so required, in the form of financial statements permitted by such Department to be used for filing annual statutory financial statements and shall contain the type of information permitted or required by such Department to be disclosed therein, together with all exhibits or schedules filed therewith.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.
“Applicable Margin” means the applicable percentage per annum set forth below corresponding to the Total Consolidated Debt to Total Consolidated Capitalization Ratio as of the most recent fiscal quarter of the Company for which a Compliance Certificate has been or is required to have been delivered pursuant to Section 6.2(a):

Pricing Level	Total Consolidated Debt to Total Consolidated Capitalization Ratio	Applicable Margin for Eurodollar Loans	Applicable Margin for Base Rate Loans
I	≤15.0%	1.200%	0.200%
II	> 15.0% ≤ 25.0%	1.300%	0.300%
III	> 25.0%	1.375%	0.375%
The Applicable Margin in effect from the Closing Date through the first Business Day immediately following the date the first Compliance Certificate is delivered to the Administrative Agent pursuant to Section 6.2(a) shall be the Applicable Margin set forth in pricing level II. Any increase or decrease in the Applicable Margin resulting from a change in the Total Consolidated Debt to Total Consolidated Capitalization Ratio, as set forth on a Compliance Certificate delivered pursuant to Section 6.2(a), shall become effective as of the first Business Day immediately following delivery of such Compliance Certificate; provided, however, that if a Compliance Certificate is not delivered when due in accordance with Section 6.2(a), then the Applicable Margin set forth in pricing level III shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered until the first Business Day after the date on which such Compliance Certificate is delivered. Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Margin for any period shall be subject to the provisions of Section 2.10(b).
“Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time used by the applicable Issuing Lender, which shall not be inconsistent with this Agreement or impose additional representations and warranties by or obligations on the Borrowers.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arrangers” means U.S. Bank National Association and BMO Harris Bank N.A., in their capacity as joint lead arrangers and joint book runners.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, substantially in the form of Exhibit A or any other form approved by the Administrative Agent.
“Auto-Extension Letter of Credit” has the meaning specified in Section 3.2(c).
“Available Revolving Credit Commitment” means, with respect to any Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Credit Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding.
“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate in effect for such day plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by U.S. Bank as its “prime rate” and (c) the Eurodollar Rate plus 1.00%. The “prime rate” is a rate set by U.S. Bank based upon various factors, including U.S. Bank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the Base Rate due to a change in any of the foregoing shall take effect at the opening of business on the day specified in the public announcement of such change.
“Base Rate Loans” means Loans for which the applicable rate of interest is based upon the Base Rate.
“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).
“Borrower Materials” has the meaning specified in Section 6.2.
“Borrower” and “Borrowers” have the meaning specified in the preamble hereto. The “applicable Borrower” with respect to an issued or requested Letter of Credit is the Borrower that is requesting or has requested such Letter of Credit, and the “applicable Borrower” with respect to any requested or outstanding Loan is the Borrower that is requesting or has requested such Loan.
“Borrowing Date” means any Business Day specified by the relevant Borrower as a date on which such Borrower requests the Lenders to make Loans hereunder.
“Borrowing Request” means a notice of (a) a borrowing, (b) a conversion of Loans from one Type to the other or (c) a continuation of Eurodollar Loans pursuant to Section 2.2 or 2.7, which, if in writing, shall be substantially in the form of Exhibit C.
“Business Day” means (a) with respect to any borrowing, payment or rate selection of Eurodollar Loans, a day (other than a Saturday or Sunday) on which banks generally are open in New York City for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in Dollars are carried on in the London interbank market and (b) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in New York City for the conduct of substantially all of the commercial lending activities and interbank wire transfers can be made on the Fedwire system.
“Capital and Surplus” means, as of any date, (a) as to any Insurance Subsidiary incorporated or organized in the United States, the total surplus as regards to policyholders (or any successor line item description that contains the same information) as shown in its most recent Annual Statement or Interim Statement, or an amount determined in a consistent manner for any date other than one as of which an Annual Statement or Interim Statement is prepared, (b) as to any Insurance Subsidiary incorporated or organized in Bermuda, the total statutory capital and surplus (or any successor line item description that contains the same information) as shown in its most recent Annual Statement, or an amount determined in a consistent manner for any date other than one as of which an Annual Statement is prepared, and (c) as to any other Insurance Subsidiary, the equivalent amount (as determined in good faith by the Company).
“Capital Lease Obligations” means, with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP; and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.
“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock or share capital of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing (other than, prior to the date of such conversion, Indebtedness that is convertible into any such Capital Stock).

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Lenders and the Lenders, as applicable, collateral for L/C Obligations or obligations of Lenders to fund participations in respect of Fronted Letters of Credit (as the context may require) in the form of cash or deposit account balances or, if the applicable Issuing Lender benefiting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) the applicable Issuing Lender. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Change of Control” means an event or series of events by which:
(a)    the Company ceases to hold, directly or indirectly, 100% of the issued and outstanding Capital Stock of OneBeacon Holdings; or
(b)    the Permitted Holders cease to hold, directly or indirectly, Capital Stock of the Company that represents at least 51% of the total voting power of the Capital Stock of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company.
“Closing Date” means the first date on which all the conditions precedent in Section 4.1 are satisfied or waived in accordance with Section 10.1.
“Code” means the Internal Revenue Code of 1986.
“Compensation Period” has the meaning specified in Section 2.12(e)(ii).
“Compliance Certificate” means a certificate duly executed by a Responsible Officer on behalf of the Company substantially in the form of Exhibit B.
“Conditional Common Equity” means convertible preferred equity issued by the Company or any of its Subsidiaries which will convert to common equity of the Company or any of its Subsidiaries upon shareholder approval, provided that such shareholder approval is obtained within the period required by the terms thereof.
“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Company and its consolidated Subsidiaries for such period, determined in accordance with GAAP; provided, however, that in calculating Consolidated Net Income, there shall be excluded for purposes of the calculation of Consolidated Net Income (a) the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Company or is merged into or consolidated with the Company or any of its Subsidiaries, and (b) the net change in unrealized investment gain (or loss), less the net change in unrealized foreign currency gain (or loss) on investments, less applicable related income tax provisions (or plus applicable related income tax benefits), in each case, included in the consolidated net income (or loss) of the Company.

“Consolidated Net Worth” means, as of any date, the sum of all amounts that would be included on a consolidated balance sheet of the Company and its consolidated Subsidiaries under total shareholders’ equity as of such date, plus non-controlling interests as of such date, in each case, determined in accordance with GAAP; provided, however, that in calculating Consolidated Net Worth, there shall be excluded for purposes of the calculation of Consolidated Net Worth (a) the accumulated net unrealized investment gain (or loss), less the net unrealized foreign currency gain (or loss) on investments, less applicable related income tax provisions (or plus applicable related income tax benefits), in each case, as of June 30, 2015, (b) the net unrealized investment gain (or loss), less the net unrealized foreign currency gain (or loss) on investments, less applicable related income tax provisions (or plus applicable related income tax benefits), in each case, included in the consolidated net income (or loss) of the Company subsequent to June 30, 2015 and (c) the equity in the net unrealized investment gain (or loss), less applicable related income tax provisions (or plus applicable related income tax benefits), in each case, from investments in unconsolidated affiliates.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement or instrument to which such Person is a party or by which it or any of its property is bound.
“Debt” means indebtedness for borrowed money.
“Debtor Relief Laws” the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions, domestic or foreign, from time to time in effect and affecting the rights of creditors generally.
“Default” means any of the events specified in Section 8.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
“Defaulting Lender” means, subject to Section 2.20(b), any Lender that (a) has failed (i) to fund all or any portion of the Loans or participations in L/C Obligations required to be funded by it hereunder within two Business Days of the date such Loans or participations were required to be funded hereunder, unless such Lender notifies the Administrative Agent and the Borrowers in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) to pay to the Administrative Agent, any Issuing Lender or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrowers, the Administrative Agent or the Issuing Lenders in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Company, to confirm in writing to the Administrative Agent and the Company that it will comply with its prospective funding obligations hereunder and is financially able to meet such obligations, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Company, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock in such Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.20(b)) upon delivery of written notice of such determination to the Borrowers, the Issuing Lenders and the Lenders.
“Default Rate” has the meaning specified in Section 2.9(c).
“Department” means, with respect to any Insurance Subsidiary, the insurance commissioner or similar Governmental Authority of such Insurance Subsidiary’s jurisdiction of incorporation or organization.
“Dollars” and “$” means lawful currency of the United States of America.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.7(b)(iii) and 10.7(b)(v) (subject to such consents, if any, as may be required under Section 10.7(b)(iii)).
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, injunctive or equitable relief, fines, penalties or indemnities), of the Company or any of its Subsidiaries resulting from or based upon (a) a violation of any environmental law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) human exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrowers within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan (other than a Multiemployer Plan); (b) the withdrawal of any Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Borrower or any ERISA Affiliate from a Multiemployer Plan; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan (other than a Multiemployer Plan); (g) the determination that any Pension Plan (other than a Multiemployer Plan) is considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA; (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower or any ERISA Affiliate; or (i) with respect to any Multiemployer Plan, the receipt by any Borrower or any ERISA Affiliate of written or electronic notice from such Multiemployer Plan that (i) an event or condition has occurred that constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, such Multiemployer Plan or (ii) such Multiemployer Plan is considered a plan in endangered or critical status within the meaning of Section 432 of the Code or Section 305 of ERISA.
“Eurodollar Loans” means Loans for which the applicable rate of interest is based upon clause (a) of the definition of “Eurodollar Rate.”
“Eurodollar Rate” means:
(a)    for any Interest Period with respect to a Eurodollar Loan, the rate per annum equal to (i) the rate (the “Screen LIBOR Rate”) which appears on Reuters Screen LIBOR01 Page (or any applicable successor page or is derived from such other commercially available source providing quotations of the corresponding rate as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Loans being made, continued or converted and with a term equivalent to such Interest Period would be offered by U.S. Bank’s London Branch to major banks in the

London interbank eurodollar market at their request at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; and
(b)    for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Screen LIBOR Rate, at approximately 11:00 a.m., London time, determined two Business Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day;
provided that the Eurodollar Rate shall not be less than zero.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by overall net income (however denominated), franchise Taxes imposed in lieu of net income taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Company under Section 2.18) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.14, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.14(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Event of Default” means any of the events specified in Section 8.1, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
“Facility Fee Rate” means the applicable percentage per annum set forth below corresponding to the Total Consolidated Debt to Total Consolidated Capitalization Ratio as of the most recent fiscal quarter of the Company for which a Compliance Certificate has been or is required to have been delivered pursuant to Section 6.2(a):

Pricing Level	Total Consolidated Debt to Total Consolidated Capitalization Ratio	Facility Fee Rate
I	≤15.0%	0.175%
II	> 15.0% ≤ 25.0%	0.200%
III	> 25.0%	0.250%

The Facility Fee Rate in effect from the Closing Date through the first Business Day immediately following the date the first Compliance Certificate is delivered to the Administrative Agent pursuant to Section 6.2(a) shall be the Facility Fee Rate set forth in pricing level II. Any increase or decrease in the Facility Fee Rate resulting from a change in the Total Consolidated Debt to Total Consolidated Capitalization Ratio, as set forth on a Compliance Certificate delivered pursuant to Section 6.2(a), shall become effective as of the first Business Day immediately following delivery of such Compliance Certificate; provided, however, that if a Compliance Certificate is not delivered when due in accordance with Section 6.2(a), then the Facility Fee Rate set forth in pricing level III shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered until the first Business Day after the date on which such Compliance Certificate is delivered. Notwithstanding anything to the contrary contained in this definition, the determination of the Facility Fee Rate for any period shall be subject to the provisions of Section 2.10(b).
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), current and any future regulations or other official interpretations thereof, and any agreements entered into pursuant to Section 1471(b) of the Code and, for the avoidance of doubt, any intergovernmental agreements in respect thereof (and any legislation, regulations or other official guidance adopted by a Governmental Authority pursuant to, or in respect of, such governmental agreements).
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to U.S. Bank on such day on such transactions as reasonably determined by the Administrative Agent.
“Fee Letter” means that certain letter agreement dated July 30, 2015, by and among the Borrowers and U.S. Bank.
“Foreign Lender” means a Lender that is not a U.S. Person.
“Franklin Mutual” means any investment fund managed by Franklin Mutual Advisers LLC (or any successor thereto) or any of its Affiliates.
“Fronted L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any Fronted L/C Borrowing in accordance with its Revolving Credit Percentage.

“Fronted L/C Borrowing” means an extension of credit resulting from a drawing under any Fronted Letter of Credit which has not been reimbursed on the date when made or refinanced as a borrowing.
“Fronted L/C Obligations” means L/C Obligations in respect of Fronted Letters of Credit.
“Fronted Letters of Credit” has the meaning specified in Section 3.1(a).
“Fronting Exposure” means, at any time there is a Lender that is a Defaulting Lender, with respect to any Issuing Lender, such Defaulting Lender’s Revolving Credit Percentage of the outstanding Fronted L/C Obligations other than Fronted L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.
“Fronting Issuing Lender” means U.S. Bank, BMO Harris Bank N.A. and any other Lender from time to time designated by the Company, with the consent of such Lender, as an issuer of Fronted Letters of Credit hereunder.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“Fundamental Change” means any of (a) any Borrower consolidating or amalgamating with or merging into any other Person (other than any such transaction in which such Borrower is the surviving entity), (b) any Borrower failing to preserve, renew and keep, in full force and effect, its corporate existence, (c) the Company, directly or indirectly through any of its Subsidiaries, conveying or transferring the properties and assets of the Company and its Subsidiaries (taken as a whole for the Company and its Subsidiaries) substantially as an entirety (other than to the Company or any of its Subsidiaries) or (d) any Borrower liquidating, winding up or dissolving itself, other than, in the case of clauses (a) through (d), any such transaction or transactions the sole purpose of which is to change the domicile of either Borrower, provided that in any such redomiciliation (i) the surviving, amalgamated or transferee entity shall expressly assume, by an agreement reasonably satisfactory to the Administrative Agent, the obligations of such Borrower to be performed or observed under the Loan Documents and deliver to the Administrative Agent such corporate authority documents and legal opinions as the Administrative Agent shall reasonably request and a certificate signed by a Responsible Officer on behalf of the Company certifying that no Default or Event of Default shall exist either immediately before or immediately after giving effect to any such transaction, (ii) the surviving, amalgamated or transferee entity shall succeed to, and be substituted for, and may exercise every right and power of, such Borrower under this Agreement and the other Loan Documents with the same effect as if such surviving, amalgamated or transferee entity had been named as such Borrower herein and (iii) the surviving, amalgamated or transferee entity shall be organized under the laws of the United States of America, any state thereof, the District of Columbia, Bermuda, Canada, the United Kingdom, Switzerland or Luxembourg.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof, whether state or local, and any entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, including any board of insurance, insurance department or insurance commissioner.
“Guarantee Agreement” means the Guarantee Agreement dated as of the Closing Date, among the Company, OneBeacon Holdings, the other Guarantors that may become a party thereto and the Administrative Agent, as supplemented in accordance with the terms thereof.
“Guarantee Obligation” means as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Company in good faith.
“Guarantor” means (a) OneBeacon Holdings and (b) any other Subsidiary of the Company that, at the election of the Company, shall have become a party to the Guarantee Agreement and shall not have ceased to be a Guarantor pursuant to Section 10.17; provided, however, that it shall be a condition of a Subsidiary becoming a Guarantor for purposes of this Agreement that such Subsidiary shall have delivered to the Administrative

Agent at the time such Subsidiary becomes party to the Guarantee Agreement such related legal opinions, corporate or similar resolutions and other customary documents and certificates as the Administrative Agent shall have reasonably requested (such request to be consistent with such documents delivered pursuant to Section 4.1).
“Hazardous Materials” means all explosive or radioactive substances or wastes, hazardous or toxic substances or wastes, pollutants, solid, liquid or gaseous wastes, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls (“PCBs”) or PCB-containing materials or equipment, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any environmental law.
“Hedge Agreements” means all interest rate or currency swaps, caps or collar agreements or similar arrangements entered into by the Company or any of its Subsidiaries providing for protection against fluctuations in interest rates or currency exchange rates or otherwise providing for the exchange of nominal interest obligations, either generally or under specific contingencies.
“Indebtedness” means, as to any Person at any date, without duplication, all of the following, whether or not included as debt or liabilities in accordance with GAAP: (a) all Debt of such Person, (b) all obligations of such Person for the deferred purchase price of property or services (excluding (i) trade payables and accrued expenses, in each case incurred in the ordinary course of business, (ii) deferred compensation payable to directors, officers or employees of the Company or any of its Subsidiaries and any such obligations incurred under ERISA and (iii) any purchase price adjustment, earn-out obligation, indemnification obligations or other arrangements representing acquisition consideration or deferred payments of a similar nature incurred in connection with any acquisition), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments (other than, for the avoidance of doubt, appeal bonds, performance bonds, surety bonds and similar instruments incurred in the ordinary course of business), (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under letters of credit, bank guarantees or similar facilities, (g) all Guarantee Obligations of such Person in respect of any of the foregoing, (h) all obligations of the kind referred to in clauses (a) through (g) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, valued, as of any date of determination, at the lesser of (i) the principal amount of such Indebtedness and (ii) the fair market value of such property (as determined in good faith by the Company), and (i) for the purposes of Section 8.1(h) only, all obligations of such Person in respect of Hedge Agreements.

“Indemnified Liabilities” has the meaning specified in Section 10.6.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of a Borrower or a Guarantor under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitees” has the meaning specified in Section 10.6.
“Insurance Subsidiary” means any Subsidiary which is required to be licensed by any Department as an insurer or reinsurer and each direct or indirect Subsidiary of such Subsidiary.
“Interest Payment Date” means (a) as to any Base Rate Loan, the first Business Day of each of January, April, July and October and the last day of the Revolving Credit Commitment Period, (b) as to any Eurodollar Loan, the last day of each Interest Period applicable to such Eurodollar Loan and the last day of the Revolving Credit Commitment Period, provided, however, that if any Interest Period for a Eurodollar Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates, and (c) as to any Loan (other than a Base Rate Loan), the date of any repayment or prepayment made in respect thereof.
“Interest Period” means, as to any Eurodollar Loan, the period commencing on the borrowing, conversion or continuation date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months (or, if consented to by all Lenders, twelve months) thereafter, as selected by the applicable Borrower in its notice of borrowing or notice of conversion or continuation, as the case may be, given with respect thereto; provided that:
(a) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;
(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(c) no Interest Period may be selected by any Borrower if such Interest Period would end after the Revolving Credit Termination Date.

“Interim Statement” means any interim statutory financial statement or financial report (whether quarterly, semiannually or otherwise) of any Insurance Subsidiary required to be filed with the Department of its jurisdiction of incorporation or organization, which statement or report shall be in the form required by such Insurance Subsidiary’s jurisdiction of incorporation or organization or, if no specific form is so required, in the form of financial statements or financial reports permitted by such Department to be used for filing interim statutory financial statements or financial reports and shall contain the type of information permitted or required by such Department to be disclosed therein, together with all exhibits or schedules filed therewith.
“IRS” means the United States Internal Revenue Service, or any successor thereto.
“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).
“Issuer Documents” means, with respect to any Letter of Credit, the Application and any other document, agreement and instrument entered into by the applicable Issuing Lender and the applicable Borrower (or any Subsidiary) or by either Borrower (or any Subsidiary) in favor of the applicable Issuing Lender and relating to any such Letter of Credit.
“Issuing Agent” means U.S. Bank, in its capacity as the issuing agent of Pro Rata Letters of Credit hereunder.
“Issuing Lenders” means the Fronting Issuing Lenders and the Issuing Agent. With respect to any Letter of Credit, the term “Issuing Lender” means the issuer thereof.
“Laws” means any law, treaty, rule, regulation or order of a court or other Governmental Authority.
“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof or the increase of the amount thereof.
“L/C Fee Payment Date” means the first Business Day of each of January, April, July and October and the last day of the Revolving Credit Commitment Period.
“L/C Obligations” means, at any time, an amount equal to the sum of (a) the aggregate amount available to be drawn under all outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed or refinanced pursuant to Section 3.3. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.3. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“Lenders” means the Persons listed on Schedule 2.1 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment and Assumption.
“Letters of Credit” means any Fronted Letters of Credit and any Pro Rata Letters of Credit.
“License” means any license, certificate of authority, permit or other authorization which is required to be obtained from any Governmental Authority in connection with the operation, ownership or transaction of insurance or reinsurance business.
“Lien” means any mortgage, pledge, security interest, encumbrance, charge or security interest of any kind.
“Loan Documents” means this Agreement, the Guarantee Agreement and, other than for purposes of Section 10.1, the Notes, the Issuer Documents and any agreement creating or perfecting rights in Cash Collateral pursuant to Section 2.19 and any other documents designated as such by the Company and the Administrative Agent.
“Loans” has the meaning specified in Section 2.1.
“Majority Lenders” means the Lenders holding more than 50% of the Total Revolving Extensions of Credit (or, if no Revolving Extensions of Credit are outstanding, prior to any termination of the Revolving Credit Commitments, the Lenders holding more than 50% of the Total Revolving Credit Commitments); provided that (a) if there are only two Lenders, “Majority Lenders” shall mean both Lenders and (b) if there are more than two unaffiliated Lenders, “Majority Lenders” shall include at least two unaffiliated Lenders. The Revolving Extensions of Credit (or, when applicable, the Revolving Credit Commitment) of any Defaulting Lender shall be excluded for purposes of making a determination of Majority Lenders.
“Mandatory Convertible Securities” means equity securities or subordinated debt securities (which subordinated debt securities, if issued by a Borrower or a Guarantor, will include subordination to the obligations of such Borrower or such Guarantor, as the case may be, under this Agreement and/or the Guarantee Agreement), issued by the Company or any of its Subsidiaries which (a) are not (i) Mandatory Redeemable Securities (other than Qualified Securities) or (ii) Conditional Common Equity and (b) provide, pursuant to the terms thereof, that the issuer of such securities (or an Affiliate of such issuer) may cause (without the payment of additional cash consideration by the issuer thereof) the conversion or exchange of, or has agreed to convert or exchange, such securities to or for equity securities of the Company or any of its Subsidiaries upon the occurrence of a certain date or of certain events. A Mandatory Convertible Security that is also a Qualified Security shall be treated as a Mandatory Convertible Security.
“Mandatory Redeemable Securities” means debt or equity securities (other than Conditional Common Equity, so long as such Conditional Common Equity may not be required, by the holder thereof, to be repurchased or redeemed during the period provided for shareholder approval of conversion pursuant to the terms of such Conditional Common Equity) issued by the Company or any of its Subsidiaries which either (a) are subordinated debt securities (which subordinated debt securities, if issued by a Borrower or a Guarantor, will include subordination to the obligations of such Borrower or such Guarantor, as the case may be, under this Agreement and/or the Guarantee Agreement), or (b) provide, pursuant to the terms thereof, that such securities must be repurchased or redeemed, or the holder of such securities may require the issuer of such securities to repurchase or redeem such securities, upon the occurrence of a certain date or of certain events.
“Material Adverse Effect” means a material adverse effect on (a) the business, results of operations, property or financial condition of the Company and its Subsidiaries, taken as a whole, or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights and remedies of the Administrative Agent and the Lenders hereunder or thereunder.
“Material Insurance Subsidiary” means, at any time, any Insurance Subsidiary (whether existing on or acquired or formed after the Closing Date) having Capital and Surplus equal to 15.0% or more of the Consolidated Net Worth of the Company, determined on the basis of the most recent Annual Statement or Interim Statement of such Insurance Subsidiary and the most recent consolidated balance sheet of the Company furnished pursuant to Section 6.1(a) or 6.1(b) (or, prior to the first such delivery, the consolidated balance sheet of the Company as of June 30, 2015).
“Maximum Rate” has the meaning specified in Section 10.19(a).
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
“NAIC” means the National Association of Insurance Commissioners or any successor thereto, or in the absence of the National Association of Insurance Commissioners or such successor, any other association, agency or other organization performing advisory, coordination or other like functions among insurance departments, insurance commissioners and similar Governmental Authorities of the various states of the United States towards the promotion of uniformity in the practices of such Governmental Authorities.
“Non-Extension Notice Date” has the meaning specified in Section 3.2(c).

“Note” means any revolving credit promissory note made by either Borrower in favor of a Lender evidencing any Loan, substantially in the form of Exhibit D, as any such Note may be amended, restated, supplemented, modified or replaced from time to time.
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court, documentary, excise, property, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except for any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.18).
“Participant” has the meaning specified in Section 10.7(d).
“Participant Register” has the meaning specified in Section 10.7(d).
“PATRIOT Act” means the USA Patriot Act (Pub. L. 107-56, signed into law on October 26, 2001).
“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).
“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.
“Pension Plan” means any employee pension benefit plan (including a Multiemployer Plan) that is maintained or is contributed to by any Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.
“Permitted Holder” means any of (a) White Mountains Insurance Group, Ltd., a company existing under the laws of Bermuda, and its Subsidiaries or other Affiliates and (b) any “group” (as such terms are used in Sections 13(d) and 14(d) of the Act of 1934) that is controlled by any of the Persons referred to in clause (a).

“Permitted Liens” means:
(a)    any Lien upon property to secure any part of the cost of development, construction, alteration, repair or improvement of such property, or Indebtedness incurred to finance such cost, and any refinancing, extension, renewal or replacement, in whole or in part, of any Lien referred to above;
(b)    any Lien relating to a sale and leaseback transaction;
(c)    any Lien in favor of the Company or any Subsidiary granted by the Company or any Subsidiary in order to secure any intercompany obligations;
(d)    mechanic’s, materialmen’s, carriers’, landlord’, warehousemen’s or other like Liens arising in the ordinary course of business (including construction of facilities) in respect of obligations which are not due or which are being contested in good faith;
(e)    any Lien arising in connection with any legal proceeding which is being contested in good faith;
(f)    Liens for Taxes not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;
(g)    survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of such properties or materially impair their use in the operation of the business of such Person;
(h)    ground leases in respect of real property on which facilities owned or leased by the Company or any Subsidiary are located;
(i)    pledges or deposits under workers’ compensation Laws, unemployment insurance Laws or similar social security legislation, pension obligations or other employee benefits;
(j)    pledges and deposits maintained with Governmental Authorities in order to maintain Licenses;
(k)    Liens incurred in the ordinary course of business securing liability for reimbursement or indemnification obligations of insurance carriers providing property, casualty or other insurance to the Company or any Subsidiary;
(l)    any pledge or deposit to secure performance of letters of credit, bank guarantees or other similar instruments, bids, leases, trade contracts (including insurance contracts), statutory obligations, surety and appeal bonds, performance bonds or other obligations of a like nature arising in the ordinary course of business;
(m)    any interest or title of a lessor under any lease entered into in the ordinary course of business;
(n)    Liens on assets of any Insurance Subsidiary securing (i) short-term Indebtedness (i.e., with a maturity of less than one year when issued, provided that such Indebtedness may include an option to extend for up to an additional one year period) incurred or issued to provide short-term liquidity to facilitate claims payments, (ii) Indebtedness incurred or issued in the ordinary course of its business or in securing insurance-related obligations (that do not constitute Indebtedness) and letters of credit, bank guarantees, surety bonds or similar instruments issued for the account of any such Insurance Subsidiary in the ordinary course of its business or in securing insurance-related obligations (that do not constitute Indebtedness) or (iii) insurance-related obligations (that do not constitute Indebtedness);
(o)    judgment Liens in respect of judgments that do not constitute an Event of Default under Section 8.1(j);
(p)    Liens on securities that are lent pursuant to securities lending activities;
(q)    banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions and securities accounts and other financial assets maintained with a securities intermediary, that are within the general parameters customary in the banking industry; provided that such deposit accounts or funds and securities accounts or other financial assets are not established or deposited for the purpose of providing collateral for any Debt;
(r)    Liens of a collection bank (including those arising under Section 4‑208 of the Uniform Commercial Code on the items in the course of collection);
(s)    (i) Liens arising by virtue of Uniform Commercial Code financing statement filings (or similar filings under applicable law) regarding operating leases, (ii) Liens arising by virtue of precautionary Uniform Commercial Code financing statements (or similar filings under applicable law) and (iii) Liens arising from equipment or other materials which are not owned by the Company or any Subsidiary located on the premises of the Company or any Subsidiary (but not in connection with, or as part of, the financing thereof) from time to time in the ordinary course of business;
(t)    Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor, or a licensee, lessee or sublicensee or sublessee, in the property subject to any lease, license or sublicense or concession agreement permitted by this Agreement;
(u)    Liens that are contractual rights of set-off;

(v)    (i) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods and bailment arrangements entered into in the ordinary course of business (excluding any general inventory financing) and (ii) Liens arising by operation of law under Article 2 of the Uniform Commercial Code (and any similar provision of any other requirement of law) in favor of a seller or buyer of goods;
(w)    trustees’ Liens granted pursuant to any indenture governing any Indebtedness in favor of the trustee under such indenture and securing only obligations to pay compensation to such trustee, to reimburse such trustee of its expenses and to indemnify such trustee under the terms of such indenture;
(x)    Liens on cash and cash equivalents deposited to defease or to satisfy and discharge any Indebtedness;
(y)    in connection with any sale, transfer or other disposition of any Capital Stock or other assets in a transaction permitted hereunder, customary rights and restrictions contained in agreements relating to such sale, transfer or other disposition pending the completion thereof;
(z)    in the case of (i) any Subsidiary that is not a wholly-owned Subsidiary or (ii) the Capital Stock in any Person that is not a Subsidiary, (A) any encumbrance or restriction, including any put and call arrangements, related to Capital Stock in such Subsidiary or such other Person set forth in the organizational documents of such Subsidiary or such other Person or any related joint venture, shareholders’ or similar agreement and (B) any Lien on the Capital Stock in such Subsidiary or such other Person securing capital contributions to or obligations of such Subsidiary or such other Person;
(aa)    Liens solely on any cash earnest money deposits, escrow arrangements, reinsurance trusts or similar arrangements made by the Company or any Subsidiary in connection with any letter of intent or purchase agreement for any acquisition, disposition or other transaction permitted hereunder; and
(bb)    Liens securing obligations under the Loan Documents.
“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of any Borrower or any ERISA Affiliate or any such Plan to which any Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.
“Platform” has the meaning specified in Section 6.2.

“Principal Business” means (a) a business of the type engaged in by the Company and its Subsidiaries on the date of this Agreement, (b) any other insurance, insurance services, insurance related or risk management related business and (c) any business reasonably incident to any of the foregoing.
“Pro Rata Letters of Credit” has the meaning specified in Section 3.1(b).
“Public Lender” has the meaning specified in Section 6.2.
“Qualified Securities” means (a) Mandatory Redeemable Securities issued by the Company or any of its Subsidiaries, provided that, in the case of Mandatory Redeemable Securities that, pursuant to the terms thereof, must be redeemed or repurchased or repaid, or may be required to be redeemed or repurchased or repaid at the option of the holder of such securities (excluding redemption, repurchase or repayment conditioned upon the occurrence of one or more events or conditions, but including redemption, repurchase or repayment upon the occurrence of a certain date), such redemption, repurchase or repayment, or such requirement, (i) if such Mandatory Redeemable Securities are equity securities or subordinated debt securities, do not occur prior to the Revolving Credit Termination Date (except to the extent permitted by clause (ii) below) or (ii) are only in exchange for equity securities or other Qualified Securities of the Company or any of its Subsidiaries (except to the extent permitted by clause (i) above) and (b) any other debt or equity securities issued by the Company or any of its Subsidiaries whose proceeds are or would be accorded, at or about the time of issuance, equity treatment by S&P.
“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Lender, as applicable.
“Register” has the meaning specified in Section 10.7(c).
“Regulation U” means Regulation U of the Board as in effect from time to time.
“Reimbursement Obligation” means the obligation of the applicable Borrower to reimburse an Issuing Lender pursuant to Section 3.3(a) for amounts drawn under Fronted Letters of Credit issued by such Issuing Lender for the account of the applicable Borrower.
“Related Person” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
“Requested Reimbursement Date” has the meaning specified in Section 3.3(a).

“Responsible Officer” means, as to any Borrower or any Guarantor, the chief executive officer, president, chief financial officer, treasurer or chief accounting officer of such Borrower or such Guarantor, as the context requires. Any document delivered hereunder that is signed by a Responsible Officer on behalf of a Borrower or any Guarantor shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Borrower or such Guarantor, and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Borrower or such Guarantor.
“Revolving Credit Borrowing” means Loans of the same Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.
“Revolving Credit Commitment” means, as to any Lender, the obligation of such Lender to make Loans, participate in Fronted Letters of Credit and fund drawings under Pro Rata Letters of Credit, in an aggregate principal or face amount not to exceed the amount set forth under the heading “Revolving Credit Commitment” opposite such Lender’s name on Schedule 2.1 or, as the case may be, in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be adjusted from time to time pursuant to the terms hereof.
“Revolving Credit Commitment Period” means the period from and including the Closing Date to the earliest of (a) the Revolving Credit Termination Date, (b) the date of termination of all of the Revolving Credit Commitments pursuant to Section 2.5, and (c) the date of termination of the Revolving Credit Commitment of each Lender and of the obligation of each Issuing Lender to make L/C Credit Extensions pursuant to Section 8.2.
“Revolving Credit Percentage” means, as to any Lender at any time, subject to Section 2.20, the percentage (carried out to the ninth decimal place) which such Lender’s Revolving Credit Commitment then constitutes of the Total Revolving Credit Commitments (or, at any time after the Revolving Credit Commitment of each Lender and the obligation of each Issuing Lender to make L/C Credit Extensions shall have terminated pursuant to Section 8.2 or if all of the Revolving Credit Commitments shall have expired, then the Revolving Credit Percentage of each Lender shall be determined based on the Revolving Credit Percentage of such Lender most recently in effect, giving effect to any subsequent assignments).
“Revolving Credit Termination Date” means September 29, 2019; provided, however, that, if such date is not a Business Day, the Revolving Credit Termination Date shall be the next succeeding Business Day.
“Revolving Extensions of Credit” means, as to any Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Loans made by such Lender then outstanding and (b) the principal amount equal to such Lender’s Revolving Credit Percentage of the L/C Obligations then outstanding.

“S&P” means Standard & Poor’s Rating Services (or any successor thereto).
“Sanctioned Country” means a country that itself is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx, or as otherwise published from time to time.
“Sanctioned Person” means (a) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time, or (b) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a person resident in a Sanctioned Country, in each case to the extent subject to Sanctions.
“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.
“SAP” means with respect to any Insurance Subsidiary, the statutory accounting practices prescribed or permitted by the Department in the jurisdiction of incorporation or organization of such Insurance Subsidiary for the preparation of annual statements and other financial reports by insurance companies of the same type as such Insurance Subsidiary, which are applicable to the circumstances as of the date of determination.
“SEC” means the Securities and Exchange Commission.
“Specified Event of Default” means an Event of Default pursuant to Section 8.1(a), 8.1(b) (with respect to Section 7.1 only) or 8.1(c).
“Stated Rate” has the meaning specified in Section 10.19(a).
“Subsidiary” of a Person means (a) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (b) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Company.
“Syndication Agent” means BMO Harris Bank N.A., in its capacity as the syndication agent for the credit facility established hereunder.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, fines, additions to tax or penalties applicable thereto.
“Total Consolidated Capitalization” means, as at any date, the sum, without duplication, of (a) Consolidated Net Worth, (b) Total Consolidated Debt and (c) the amounts in respect of Trust Preferred Securities, Mandatory Convertible Securities, Mandatory Redeemable Securities, Conditional Common Equity, any other Qualified Securities and any other preferred equity that would, in conformity with GAAP, be reflected on a consolidated balance sheet of the Company and its consolidated Subsidiaries prepared as of such date and which are not already included in clause (a) or (b) above.
“Total Consolidated Debt” means, at any date, the sum, without duplication, of (a) all amounts that would, in conformity with GAAP, be reflected and classified as debt on a consolidated balance sheet of the Company and its consolidated Subsidiaries prepared as of such date (other than any such debt referred to in clauses (b) and (c) below that would not be included under clauses (b) and (c) below), (b) Indebtedness represented by (i) Trust Preferred Securities or Qualified Securities (in each case, owned by Persons other than the Company or any of its consolidated Subsidiaries) but only to the extent that such securities (other than Mandatory Convertible Securities) exceed 15% of Total Consolidated Capitalization or (ii) Mandatory Redeemable Securities (owned by Persons other than the Company or any of its consolidated Subsidiaries) other than Qualified Securities, and (c) Indebtedness represented by Mandatory Convertible Securities (owned by Persons other than the Company or any of its consolidated Subsidiaries) but only to the extent that such Mandatory Convertible Securities plus Trust Preferred Securities and Qualified Securities (in each case, owned by Persons other than the Company or any of its consolidated Subsidiaries) exceed 25% of Total Consolidated Capitalization; provided, that in the event that the notes related to the Mandatory Convertible Securities remain outstanding following the exercise of forward purchase contracts related to such Mandatory Convertible Securities, then such outstanding notes will be included in Total Consolidated Debt thereafter. Total Consolidated Debt shall, in any event, not include (1) Hedge Agreements entered into in the ordinary course of business for non-speculative purposes, (2) Indebtedness of the type described in Sections 7.2(b), 7.2(c), 7.2(d), 7.2(g), 7.2(h), 7.2(j) and 7.2(k), (3) Conditional Common Equity, (4) any other amounts in respect of Trust Preferred Securities, Mandatory Redeemable Securities, Mandatory Convertible Securities or Qualified Securities and (5) any amounts resulting from any Person consolidated as a Variable Interest Entity in “ASC Topic 810 – Consolidations”.
“Total Consolidated Debt to Total Consolidated Capitalization Ratio” means, as at the end of any fiscal quarter of the Company, the ratio of (a) Total Consolidated Debt to (b) Total Consolidated Capitalization.

“Total Revolving Credit Commitments” means, at any time, the aggregate amount of the Revolving Credit Commitments of all Lenders then in effect. The Total Revolving Credit Commitments on the Closing Date is $65,000,000.
“Total Revolving Extensions of Credit” means, at any time, the aggregate amount of the Revolving Extensions of Credit of all the Lenders outstanding at such time.
“Trust Preferred Securities” means preferred equity issued by a special purpose entity, the proceeds of which are used to purchase subordinated debt securities of the Company or any of its Subsidiaries having terms that substantially mirror those of such preferred equity issued by the special purpose entity such that the subordinated debt securities constitute credit support for obligations in respect of such preferred equity and such preferred equity is reflected on a consolidated balance sheet of the Company and its consolidated Subsidiaries in accordance with GAAP.
“Type” means, as to any Loan, its nature as a Base Rate Loan or a Eurodollar Loan.
“Unreimbursed Amount” has the meaning specified in Section 3.3(a).
“U.S. Bank” has the meaning specified in the preamble hereto.
“U.S. Borrower” means a Borrower that is a U.S. Person.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in paragraph (g) of Section 2.14.
“Withholding Agent” means any Borrower, any Guarantor and the Administrative Agent.
1.2    Other Definitional Provisions. Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.
(a)    The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.
(b)    The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
(c)    The word “or” is not exclusive and the words “include”, “includes” or “including” shall be deemed to be followed by the phrase “without limitation”.

(d)    The word “will” shall be construed to have the same meaning and effect as the word “shall”.
(e)    The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal, tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(f)    References to “preferred equity” includes Capital Stock designated as preferred stock, preference shares, preferred shares or any similar term.
(g)    Except as otherwise provided herein and unless the context requires otherwise, (i) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (ii) any definition of or reference to any agreement, instrument or other document (including this Agreement and the other Loan Documents) shall, except as otherwise provided herein, be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein) and (iii) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof.
1.3    Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases (other than any increase consisting of the reinstatement of an amount previously drawn thereunder and reimbursed), whether or not such maximum stated amount is in effect at such time.
1.4    Rounding. Any financial ratios required to be maintained by the Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.5    Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that if (a) either (i) the Company, by notice to the Administrative Agent, or (ii) the Administrative Agent or the Majority Lenders, by notice to the Borrowers, request an amendment to any provision in this Agreement or any other Loan Document to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance the terms of Section 10.1 and (b) notwithstanding any change in GAAP that would require that obligations in respect of leases (whether currently existing or hereafter entered into) which would be treated as operating leases under GAAP as of the Closing Date to be thereafter treated as capital leases or otherwise reflected on a consolidated balance sheet, such lease obligations shall continue to be treated as operating leases for all purposes under this Agreement.
2.    AMOUNT AND TERMS OF COMMITMENTS
2.1    Revolving Credit Commitments. Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans (“Loans”) in Dollars to any Borrower from time to time on any Business Day during the Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding for each Lender that, when added to such Lender’s Revolving Credit Percentage of the L/C Obligations then outstanding, does not exceed the amount of such Lender’s Revolving Credit Commitment. During the Revolving Credit Commitment Period, each Borrower may use the Revolving Credit Commitments by borrowing, prepaying in whole or in part, and reborrowing the Loans, all in accordance with the terms and conditions hereof. The Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the applicable Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.7.
2.2    Procedure for Revolving Credit Borrowing. Each Borrower may borrow under the Revolving Credit Commitments on any Business Day during the Revolving Credit Commitment Period, provided that the applicable Borrower shall have given the Administrative Agent a borrowing request substantially in the form of Exhibit C, which Borrowing Request must be received by the Administrative Agent prior to 1:00 p.m., New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) on the requested Borrowing Date, in the case of Base Rate Loans; provided, however, that if a Borrower wishes to request Eurodollar Loans having an Interest Period of twelve months in duration as provided in the definition of “Interest Period,” (i) the applicable notice must be received by the Administrative Agent not later than 1:00 p.m., New York City time, four Business Days prior to the requested Borrowing Date, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether each of the Lenders consents to such Interest Period and (ii) not later than 10:00 a.m., New York City time, three Business Days before the requested Borrowing Date, the Administrative Agent shall notify the applicable Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all Lenders. Subject to Section 2.15, any Borrowing Request may be revoked by the applicable Borrower at any time prior to the requested borrowing of Loans being made available to such Borrower. Each Borrowing Request shall specify (A) the amount and Type of Loans to be borrowed, (B) the requested Borrowing Date and (C) in the case of Eurodollar Loans, the length of the initial Interest Period therefor. If a Borrower requests a borrowing of Eurodollar Loans in any Borrowing Request, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Each borrowing of Loans shall be in an aggregate amount equal to (x) in the case of Base Rate Loans, $500,000 or a whole multiple thereof (or in the amount equal to the aggregate Available Revolving

Credit Commitments then remaining) and (y) in the case of Eurodollar Loans, $1,000,000 or a whole multiple of $500,000 in excess thereof. Upon receipt of any Borrowing Request, the Administrative Agent shall promptly notify each Lender thereof. Each Lender will make its Revolving Credit Percentage of the amount of each borrowing of Loans available to the Administrative Agent for the account of the applicable Borrower at the Administrative Agent’s Office prior to 2:00 p.m., New York City time, on the Borrowing Date requested by such Borrower in immediately available funds. Such borrowing will then be promptly made available to (or as directed by) such Borrower by the Administrative Agent in like funds as received by the Administrative Agent.
2.3    Repayment of Loans; Evidence of Debt. (a) Each Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount on the Revolving Credit Termination Date (or on such earlier date on which the Loans become due and payable pursuant to Section 8.2) of each Loan made to such Borrower by such Lender. Each Borrower hereby further agrees to pay interest to the Administrative Agent for the account of each Lender on the unpaid principal amount of the Loans made to such Borrower by such Lender from time to time outstanding from the Closing Date until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.9.
(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrowers to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender by each Borrower from time to time under this Agreement. The Administrative Agent, on behalf of the Borrowers, shall maintain the Register pursuant to Section 10.7(c), and a subaccount therein for each Lender. The accounts of each Lender maintained pursuant to this Section 2.3(b) and the entries in the Register shall, to the extent permitted by applicable Law, be prima facie evidence of the existence and amounts of the obligations of the Borrowers therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain any such account or the Register, or any error therein, shall not in any manner affect the obligation of each Borrower to repay (with applicable interest) the Loans made to it by such Lender in accordance with the terms of this Agreement. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
(c)    In addition to the accounts and records referred to herein above, each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Fronted Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
(d)    Each Borrower agrees that, upon the request to the Administrative Agent by any Lender, it will execute and deliver to such Lender a promissory note evidencing any Loans made by such Lender to such Borrower, substantially in the form of Exhibit D, with appropriate insertions as to date and principal amount. Each Lender may attach schedules to its Note and endorse thereon the date, Type, amount and maturity of its Loans and payments with respect thereto.
2.4    Facility Fee; Administrative Agent Fees. (a) The Borrowers jointly and severally agree to pay to the Administrative Agent, for the account of each Lender, a facility fee, computed at the Facility Fee Rate on the average daily amount of the Revolving Credit Commitment of such Lender (or, if the Revolving Credit Commitments have been terminated, on the outstanding amount of Revolving Credit Exposure of such Lender) during the period for which payment is made, regardless of usage, subject to adjustment as provided in Section 2.20. The facility fee shall accrue at all times during the Revolving Credit Commitment Period (and thereafter so long as any Revolving Credit Exposure remains outstanding), including at any time during which one or more of the conditions in Section 4.2 is not met, and shall be payable quarterly in arrears on the first Business Day of each of January, April, July and October and on the last day of the Revolving Credit Commitment Period (and, if applicable, thereafter on demand), commencing on the first of such dates to occur after the Closing Date. The facility fee shall be calculated quarterly in arrears, and if there is any change in the Facility Fee Rate during any quarter, the actual daily amount shall be computed and multiplied by the Facility Fee Rate separately for each period during such quarter that the Facility Fee Rate was in effect.
(b)    The Borrowers jointly and severally agree to pay to the Administrative Agent the fees in the amounts and on the dates from time to time agreed to in the Fee Letter.
2.5    Termination or Reduction of Revolving Credit Commitments. The Company shall have the right, upon notice to the Administrative Agent, to terminate the Revolving Credit Commitments or, from time to time, to reduce the aggregate amount of the Revolving Credit Commitments; provided that (a) no such termination or reduction of Revolving Credit Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Credit Commitments, (b) any such reduction shall be in an amount equal to $1,000,000 or a whole multiple thereof (or the remaining amount of the Revolving Credit Commitments) and (c) any such notice shall be received by the Administrative Agent not later than 1:00 p.m., New York City time, three Business Days prior to the date of termination or reduction; provided, further, that a notice of termination of the Revolving Credit Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities, transactions or borrowings in general, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. The Administrative Agent will promptly notify the Lenders of any notice of termination or reduction of the Revolving Credit Commitments. Any reduction of the Revolving Credit Commitments shall be permanent and shall be applied to the Revolving Credit Commitment of each Lender according to its Revolving Credit Percentage.
2.6    Prepayments. (a) Each Borrower may at any time and from time to time prepay the Loans made to such Borrower, in whole or in part, without premium or penalty, upon notice delivered to the Administrative Agent prior to 1:00 p.m., New York City time, (i) at least three Business Days prior thereto in the case of Eurodollar Loans, and (ii) on the date of prepayment, in the case of Base Rate Loans, which notice shall specify the date and amount of prepayment, whether the prepayment is of Eurodollar Loans or Base Rate Loans and the Revolving Credit Borrowing or Borrowings to which such prepayment is to be applied; provided that a notice of prepayment delivered by any Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, transactions or borrowings in general, in which case such notice may be revoked by such Borrower (by notice to the Administrative Agent on or prior to the specified prepayment date) if such condition is not satisfied. Upon receipt of any such notice the Administrative Agent shall promptly notify the Lenders thereof. If any such notice is given and not revoked as set forth above, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Base Rate Loans) accrued interest to such date on the amount prepaid. Each partial prepayment of any Revolving Credit Borrowing shall be in an amount equal to (i) if comprised of Eurodollar Loans, $1,000,000 or a whole multiple thereof and (ii) if comprised of Base Rate Loans, $500,000 or a whole multiple thereof. Each prepayment of a Revolving Credit Borrowing shall be applied ratably to the Loans included in such Revolving Credit Borrowing. Any prepayment of any Revolving Credit Borrowing comprised of Eurodollar Loans on any day other than the last day of the Interest Period applicable thereto shall be subject to Section 2.15.
(b)    If for any reason the Total Revolving Extensions of Credit at any time exceed the Total Revolving Credit Commitments then in effect, the Borrowers shall immediately prepay the Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrowers shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.6(b) unless after the prepayment in full of the Loans the Total Revolving Extensions of Credit exceed the Total Revolving Credit Commitments then in effect.
2.7    Conversion and Continuation Options. (a) Any Borrower may elect from time to time to convert, in whole or in part, any Revolving Credit Borrowing comprised of Eurodollar Loans made to such Borrower to a Revolving Credit Borrowing comprised of Base Rate Loans by giving the Administrative Agent at least two Business Days’ prior notice (which may be telephonic) of such election.  Any Borrower may elect from time to time to convert, in whole or in part, any Revolving Credit Borrowing comprised of Base Rate Loans made to such Borrower to a Revolving Credit Borrowing comprised of Eurodollar Loans by giving the Administrative Agent at least three Business Days’ prior notice (which may be telephonic) of such election (which notice shall specify the length of the initial Interest Period therefor); provided, however, that if either Borrower wishes to request Eurodollar Loans having an Interest Period of twelve months in duration as provided in the definition of “Interest Period”, (i) the applicable notice must be received by the Administrative Agent not later than 1:00 p.m., New York City time, four Business Days prior to the requested date of such conversion, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether each of the Lenders consents to such requested Interest Period and (ii) not later than 10:00 a.m., New York City time, three Business Days before the requested date of such conversion, the Administrative Agent shall notify the applicable Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all Lenders. Each partial conversion of any Revolving Credit Borrowing comprised of Base Rate Loans into a Revolving Credit Borrowing comprised of Eurodollar Loans shall be in an aggregate amount equal to $1,000,000 or a whole multiple of $500,000 in excess thereof. Each partial conversion of any Revolving Credit Borrowing shall be allocated among the Lenders holding the Loans comprising such Revolving Credit Borrowing in accordance with their Revolving Credit Percentages. Each telephonic notice by any Borrower pursuant to this Section 2.7(a) must be confirmed promptly by delivery to the Administrative Agent of a written Borrowing Request appropriately completed and signed by a Responsible Officer of the applicable Borrower.  Subject to Section 2.15, any such notice or Borrowing Request may be revoked by the applicable Borrower at any time prior to the time that the applicable conversion would otherwise become effective. If a Borrower requests a conversion to a Revolving Credit Borrowing comprised of Eurodollar Loans but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Upon receipt of any such notice the Administrative Agent shall promptly notify the Lenders thereof.

(b)    Any Borrower may elect to continue, in whole or in part, any Revolving Credit Borrowing comprised of Eurodollar Loans made to such Borrower as a Revolving Credit Borrowing of the same Type, and may elect Interest Periods therefor, by giving the Administrative Agent at least three Business Days’ prior notice (which may be telephonic) of such election (which notice shall specify the length of the elected Interest Period therefor); provided, however, that if either Borrower wishes to continue such Revolving Credit Borrowing as Eurodollar Loans having an Interest Period of twelve months in duration as provided in the definition of “Interest Period”, (i) the applicable notice must be received by the Administrative Agent not later than 1:00 p.m., New York City time, four Business Days prior to the requested date of such continuation, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether each of the Lenders consents to such requested Interest Period and (ii) not later than 10:00 a.m., New York City time, three Business Days before the requested date of such continuation, the Administrative Agent shall notify the applicable Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all Lenders. Each partial continuation of any such Revolving Credit Borrowing shall be in an aggregate amount equal to $1,000,000 or a whole multiple of $500,000 in excess thereof. Each partial continuation of any such Revolving Credit Borrowing shall be allocated among the Lenders holding the Eurodollar Loans comprising such Revolving Credit Borrowing in accordance with their Revolving Credit Percentages. Each telephonic notice by any Borrower pursuant to this Section 2.7(b) must be confirmed promptly by delivery to the Administrative Agent of a written Borrowing Request appropriately completed and signed by a Responsible Officer of the applicable Borrower.  Subject to Section 2.15, any such notice or Borrowing Request may be revoked by the applicable Borrower at any time prior to the time that the applicable continuation would otherwise become effective. If a Borrower requests a continuation of a Revolving Credit Borrowing comprised of Eurodollar Loans but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Upon receipt of any such notice the Administrative Agent shall promptly notify the Lenders thereof.

(c)    If the applicable Borrower fails to deliver a timely notice of conversion or continuation of any Revolving Credit Borrowing comprised of Eurodollar Loans prior to the end of the Interest Period applicable thereto, then, unless such Revolving Credit Borrowing is repaid as provided herein, at the end of such Interest Period such Revolving Credit Borrowing shall be converted to a Revolving Credit Borrowing comprised of Base Rate Loans.

(d)    Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request or with the consent of the Majority Lenders, has notified the Borrowers of the election to give effect to this paragraph on account of such Event of Default, then, in each such case, so long as such Event of Default is continuing, (i) no outstanding Revolving Credit Borrowing may be converted to or continued as a Revolving Credit Borrowing comprised of Eurodollar Loans and (ii) unless repaid, each Revolving Credit Borrowing comprised of Eurodollar Loans shall, at the end of the Interest Period applicable thereto, be converted to a Revolving Credit Borrowing comprised of Base Rate Loans.
2.8    Maximum Number of Eurodollar Revolving Credit Borrowings. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions, continuations and optional prepayments of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that no more than ten Revolving Credit Borrowings comprised of Eurodollar Loans shall be outstanding at any one time.
2.9    Interest Rates and Payment Dates. (a) Subject to the provisions of paragraph (c) below, each Eurodollar Loan shall bear interest on the outstanding principal amount thereof for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such Interest Period plus the Applicable Margin for Eurodollar Loans.
(b)    Each Base Rate Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Base Rate plus the Applicable Margin for Base Rate Loans.
(c)    (i) If all or a portion of the principal amount of any Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum that is equal to the rate that would otherwise be applicable thereto pursuant to Section 2.9(a) or (b), as applicable, plus, in each case, 2% and (ii) if all or a portion of any Reimbursement Obligation, any interest payable on any Loan or Reimbursement Obligation or any facility fee payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans pursuant to Section 2.9(b) plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such non‑payment until such amount is paid in full (each of the foregoing collectively, the “Default Rate”).
(d)    Interest shall be payable in arrears on each Interest Payment Date, provided that (i) interest accruing pursuant to Section 2.9(c) shall be payable from time to time on demand (after as well as before judgment and before and after the commencement of any proceeding under any Debtor Relief Law) and (ii) in the event of any conversion or continuation of a Revolving Credit Borrowing comprised of Eurodollar Loans prior to the end of the current Interest Period therefor, accrued interest on such Eurodollar Loans shall be payable on the effective date of such conversion or continuation.
2.10    Computation of Interest and Fees; Retroactive Adjustments of Applicable Margin and Facility Fee Rate. (a) Interest on Base Rate Loans, at times when Base Rate is determined based on the “prime rate”, shall be calculated on the basis of a 365-day (or 366-day, as the case may

be) year for the actual days elapsed. Interest on Base Rate Loans at other times, interest on Eurodollar Loans and accrual of facility fees shall be calculated on the basis of a 360-day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrowers and the Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Base Rate shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrowers and the Lenders of the effective date and the amount of each such change in any interest rate. Interest shall accrue on each Loan for the day on which such Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which such Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(d), bear interest for one day.
(b)    In the event that any Compliance Certificate delivered under Section 6.2(a) shall prove to have been inaccurate, and such inaccuracy shall have resulted in the payment of any interest or fees at rates lower than those that were in fact applicable for any period (based on the actual Total Consolidated Debt to Total Consolidated Capitalization Ratio), then, if such inaccuracy is discovered prior to the termination of the Revolving Credit Commitments and the repayment in full of the principal of all Loans and the reduction of the L/C Obligations to zero, the Borrowers shall be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the applicable Issuing Lenders, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under any Debtor Relief Law, automatically and without further action by the Administrative Agent, any Lender or any Issuing Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or any Issuing Lender under this Agreement.
(c)    Each determination of Eurodollar Rate and Base Rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error.
2.11    Inability to Determine Interest Rate. If prior to the first day of any Interest Period:
(a)    the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrowers in the absence of manifest error) that, by reason of circumstances affecting the London interbank market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or
(b)    the Administrative Agent shall have received notice from the Majority Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, then the Administrative Agent shall give notice (which may be telephonic) thereof to the Borrowers and the relevant Lenders as soon as practicable thereafter. If such notice is given (i) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as Base Rate Loans (or the Borrowing Request therefor may be revoked by the applicable Borrower), (ii) any Base Rate Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (iii) any outstanding Eurodollar Loans shall be converted, on the last day of the then current Interest Period with respect thereto, to Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, (x) no further Eurodollar Loans shall be made or continued as such, (y) the Borrowers shall not have the right to convert Base Rate Loans to Eurodollar Loans and (z) the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended.
2.12    Pro Rata Treatment and Payments. (a) Subject to Section 2.20, each borrowing by any Borrower from the Lenders hereunder, and any reduction of the Revolving Credit Commitments of the Lenders, shall be made pro rata according to the respective Revolving Credit Percentages of the Lenders. Subject to Section 2.20, each payment by the Borrowers on account of any facility fee, Letter of Credit participation fee, or interest on the Loans shall be made pro rata according to the respective amounts thereof owed to the Lenders.
(b)    Subject to Section 2.20, each payment (including each prepayment) by any Borrower on account of principal of the Loans of such Borrower shall be made pro rata according to the respective outstanding principal amounts of the Loans of the Borrowers then held by the Lenders. Each payment in respect of Reimbursement Obligations in respect of any Fronted Letter of Credit shall be made to the relevant Issuing Lender.
(c)    Unless otherwise directed by the Borrowers, the application of any payment of Loans shall be made, first, to Base Rate Loans and, second, to Eurodollar Loans.
(d)    All payments (including prepayments) to be made by the Borrowers hereunder, whether on account of principal, interest, fees or otherwise, shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff and shall be made prior to 2:00 p.m., New York City time, on the due date thereof to the Administrative Agent, for the account of the Administrative Agent or the relevant Lenders or Issuing Lenders, at the Administrative Agent’s Office, in Dollars and in immediately available funds. Any payment made by the Borrowers after 2:00 p.m., New York City time, on any Business Day shall be deemed to have been made on the next following Business Day. The Administrative Agent shall distribute such payments received for the account of the Lenders or the Issuing Lenders to the relevant Lenders or Issuing Lenders promptly upon receipt in like funds as received. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. In the case of any extension of any payment of principal pursuant to the preceding sentence, interest thereon shall be payable at the then applicable rate during such extension.
(e)    Unless the applicable Borrower or any Lender has notified the Administrative Agent, prior to the time any payment is required to be made by it to the Administrative Agent hereunder, that such Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that such Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:
(i)    if any Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the Federal Funds Rate from time to time in effect; and
(ii)    if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the applicable Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the greater of the Federal Funds Rate and a rate as reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Revolving Credit Percentage of the applicable Revolving Credit Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the applicable Borrower, and such Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Revolving Credit Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Revolving Credit Commitment or to prejudice any rights which the Administrative Agent or the Borrowers may have against any Lender as a result of any default by such Lender hereunder.
A notice of the Administrative Agent to any Lender or the Borrowers with respect to any amount owing under this subsection (e) shall be conclusive, absent manifest error.
(f)    The obligations of the Lenders hereunder to make Loans, to fund participations in Fronted Letters of Credit or drawings under Pro Rata Letters of Credit and to make payments under Section 10.6 are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or drawing or to make any payment under Section 10.6 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender so to make its Loan, to fund any such participation or drawing or to make its payment under Section 10.6.

2.13    Requirements of Law. (a) If the adoption or taking effect of or any change in any applicable Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or compliance by any Lender with any request, rule, guideline or directive (whether or not having the force of Law) from any central bank or other Governmental Authority made or occurring subsequent to the Closing Date:
(i)    shall subject any Recipient to any Taxes (other than Indemnified Taxes and Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
(ii)    shall impose, modify or hold applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, deposits or other liabilities in or for the account of or advances, loans or other extensions of credit by, such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder; or
(iii)    shall impose on any Lender or any Issuing Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining any Eurodollar Loan to the Borrowers or issuing or participating in Letters of Credit issued at the request of the Borrowers, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrowers shall pay such Lender, after submission by such Lender to the Borrowers (with a copy to the Administrative Agent) of a written certificate referred to in Section 2.13(d), such additional amounts as will compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this Section 2.13, it shall promptly notify the Borrowers (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.
(b)    If any Lender shall have determined that the adoption of or any change in any applicable Law regarding capital adequacy or liquidity requirements or in the administration, interpretation, implementation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy or liquidity requirements (whether or not having the force of Law) from any Governmental Authority made subsequent to the Closing Date shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrowers (with a copy to the Administrative Agent) of a written certificate referred to in Section 2.13(d), the

Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.
(c)    In addition to, and without duplication of, amounts that may become payable from time to time pursuant to Section 2.13(a) or 2.13(b), each Borrower agrees to pay to each Lender that submits a written certificate referred to in Section 2.13(d), on the last day of each Interest Period with respect to any Eurodollar Loan made by such Lender to such Borrower (or, if later, within the period referred to in Section 2.13(d)), at any time when such Lender shall be required to maintain reserves against “Eurocurrency liabilities” under Regulation D of the Board of Governors of the Federal Reserve System, an additional amount (determined by such Lender’s reasonable calculation or, if an accurate calculation is impracticable, reasonable estimate using such reasonable means of allocation as such Lender shall determine) equal to the actual costs, if any, incurred by such Lender during such Interest Period as a result of the applicability of the foregoing reserves to such Eurodollar Loan.
(d)    A Lender seeking any payment under this Section 2.13 shall deliver to the Borrowers (with a copy to the Administrative Agent) a certificate of such Lender setting forth in reasonable detail the basis and calculation of the amount or amounts necessary to compensate such Lender or any corporation controlling such Lender, as the case may be, as specified in Section 2.13(a), 2.13(b) or 2.13(c), and such certificate shall be conclusive in the absence of manifest error. The Borrowers shall pay such Lender the amount payable under this Section 2.13 within 30 days after receipt thereof. The obligations of the Borrowers pursuant to this Section 2.13 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
(e)    Notwithstanding anything to the contrary in this Section 2.13, (i) no Lender shall be entitled to compensation under this Section 2.13 for any costs incurred or reductions suffered more than 180 days prior to the date that such Lender notifies the Borrowers of the circumstances giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor, provided that if a change of law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof, and (ii) no Lender shall request, or be entitled to receive, any compensation under this Section 2.13 unless it shall be the general policy and practice of such Lender to seek corresponding compensation from similarly situated borrowers in the U.S. syndicated loan market with respect to its similarly affected loans under agreements with such borrowers having provisions similar to this Section 2.13.
(f)    For purposes of this Agreement, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Law) and (ii) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III, shall, in the case of the foregoing clauses (i) and (ii), be deemed to have been adopted after the Closing Date, regardless of the date enacted or adopted.
2.14    Taxes. (a) Defined Terms. For purposes of this Section 2.14, the term “Lender” includes any Issuing Lender.

(b)    Payments Free of Taxes. Any and all payments by or on account of any obligation of any Borrower or any Guarantor under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by such Borrower or such Guarantor (as applicable) shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.14) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)    Payment of Other Taxes by the Borrowers. Without duplication of Section 2.14(b), the Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)    Indemnification by the Borrowers. The Borrowers and each Guarantor shall indemnify each Recipient, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.14) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Borrower and any Guarantor has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of any Borrower and any Guarantor to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.7(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph.

(f)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Borrower or any Guarantor to a Governmental Authority pursuant to this Section 2.14, such Borrower or such Guarantor shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(g)    Status of Lenders. (h) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.14(g)(ii)(A), 2.14(g)(ii)(B) and 2.14(g)(ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Borrower:
(A)    any Lender that is a U.S. Person shall deliver to such Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), whichever of the following is applicable:
(i)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(ii)    executed originals of IRS Form W-8ECI;
(iii)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of such Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN-E; or
(iv)    to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to such Borrower and the

Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by such Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by such Borrower or the Administrative Agent as may be necessary for such Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Administrative Agent in writing of its legal inability to do so.
(h)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund or credit in lieu of a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.14 (including by the payment of additional amounts pursuant to this Section 2.14), it shall pay to the indemnifying party an amount equal to such refund or credit in lieu of a refund (but only to the extent of indemnity payments made under this Section 2.14 with respect to the Taxes giving rise to such refund or credit in lieu of a refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund or credit in lieu of a refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund or credit in lieu of a refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund or credit in lieu of a refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)    Survival. Each party’s obligations under this Section 2.14 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Revolving Credit Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

2.15    Compensation for Losses. Each Borrower agrees, from time to time after submission by such Lender to the Borrowers (with a copy to the Administrative Agent) of a certificate referred to below, to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender sustains or incurs as a consequence of (a) default by such Borrower in making a borrowing of, conversion to or continuation of Eurodollar Loans after such Borrower has given a notice requesting the same in accordance with the provisions of this Agreement (other than any notice revoked as contemplated under Section 2.11 and other than any failure to borrow as a result of a failure to make a Loan by any Lender as required hereunder), (b) default by such Borrower in making any prepayment of a Eurodollar Loan after such Borrower has given a notice thereof in accordance with the provisions of this Agreement (regardless of whether such notice has been revoked as permitted by Section 2.6) or (c) the making by such Borrower of a prepayment or conversion of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto; provided that any request for indemnification made by a Lender pursuant to this Section 2.15 shall be made within six months of the incurrence of the loss or expense requested to be indemnified. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure), in each case at the applicable Eurodollar Rate provided for herein (determined without regard to any floor set forth in the definition thereof) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the London interbank market. In no event shall such loss or expense include the loss of anticipated profits or loss of any interest rate floor or interest rate margin or any administrative, processing or similar fees. A Lender seeking any payment under this Section 2.15 shall deliver to the Borrowers (with a copy to the Administrative Agent) a certificate of such Lender setting forth in reasonable detail the basis and calculation of the amount or amounts necessary to compensate such Lender pursuant to this Section 2.15, and such certificate shall be conclusive in the absence of manifest error. The Borrowers shall pay such Lender the amount payable under this Section 2.15 within 30 days after receipt thereof. The obligations of the Borrowers pursuant to this Section 2.15 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
2.16    Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any applicable Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Loans whose interest is determined by reference to the Eurodollar Rate as contemplated by this Agreement, then upon delivery by such Lender of written notice of such circumstances to the Administrative Agent and the Borrowers, (a) the commitment of such Lender hereunder to make or maintain such Loans and convert Base Rate Loans to Eurodollar Loans shall be suspended until such time as such Lender may make or maintain such Loans and convert Base Rate Loans to Eurodollar Loans hereunder and (b) such Lender’s then outstanding Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans (without reference to the Eurodollar Rate component thereof) on the respective last days of the then current Interest Periods with respect to such Eurodollar Loans or within such earlier period as required by Law, and all Base Rate Loans of such Lender whose interest is determined by reference to the Eurodollar Rate shall forthwith be determined without reference to the Eurodollar Rate component of the definition of “Base Rate.” If any such conversion of a Eurodollar Loan to a Base Rate Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the applicable Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.15.
2.17    Change of Office. Each Lender and Issuing Lender agrees that, upon the occurrence of any event that it knows to give rise to the operation of Sections 2.13, 2.14(b), 2.14(c), 2.14(d) or 2.16 with respect to such Lender or Issuing Lender, it will use all commercially reasonable efforts (subject to overall policy considerations of such Lender or Issuing Lender) to designate another lending or issuing office for any Loans or Letters of Credit affected by such event, or to assign its rights and obligations hereunder with respect to such Loans or Letters of Credit to another of its offices, branches or Affiliates with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the reasonable judgment of such Lender or Issuing Lender, cause such Lender or Issuing Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section 2.17 shall affect or postpone any of the obligations of the Borrowers or the rights of any Lender or Issuing Lender pursuant to Sections 2.13, 2.14(b), 2.14(c), 2.14(d) or 2.16. The Borrowers hereby jointly and severally agree to pay all reasonable out-of-pocket costs and expenses incurred by any Lender or Issuing Lender in connection with any such designation or assignment.
2.18    Replacement of Lenders under Certain Circumstances. The Company may, at its sole expense and effort, upon notice to the applicable Lender and the Administrative Agent, require any Lender (a) that requests reimbursement for amounts owing pursuant to Section 2.13 or gives a notice under Section 2.16, (b) with respect to which any Borrower is required to pay any amounts under Section 2.14, (c) that is a Defaulting Lender or (d) that fails to approve any amendment, waiver or consent which, pursuant to Section 10.1, requires the approval of each Lender or each affected Lender, and which is approved by at least the Majority Lenders, to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.7), all of its interests, rights and obligations under this Agreement and the other Loan Documents (other than its existing rights to payments pursuant to Section 2.13 or 2.14) to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that (i) such assignment does not conflict with any applicable Law, (ii) with respect to a condition described in clause (a) or (b) above, such assignment will result in a reduction in such compensation or payments thereafter, (iii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and, if applicable, participations in drawings under Fronted Letters of Credit, accrued interest thereon, accrued facility fees and all other amounts payable to it hereunder (including pursuant to Sections 2.15, 2.16 and 2.18) from the assignee (in the case of such principal and accrued interest and accrued fees) or the Borrowers (in the case of all other amounts), (iv) except with respect to clause (c) above, each Borrower shall be liable to such replaced Lender under Section 2.15 (as though Section 2.15 were applicable) if any Eurodollar Loan to such Borrower owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto and (v) any such assignment shall not be deemed to be a waiver of any rights that the Borrowers, the Administrative Agent or any other Lender shall have against the replaced Lender. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply. Each party hereto agrees that an assignment and delegation required pursuant to this Section 2.18 may be effected pursuant to an Assignment and Assumption executed by the Company, the Administrative Agent and the assignee and that the Lender required to make such assignment and delegation need not be a party thereto.
2.19    Cash Collateral.
(a)    Certain Credit Support Events. Upon the request of the Administrative Agent or any Issuing Lender, if (i) as of the day that is one month prior to the Revolving Credit Termination Date, Letters of Credit issued for the account of any Borrower or any Subsidiary of the Company with expiry dates occurring after the Revolving Credit Termination Date remain outstanding, the applicable Borrower shall immediately Cash Collateralize 100% of the then outstanding amount of all L/C Obligations in respect of such Letters of Credit and (ii) as of the Revolving Credit Termination Date, any L/C Obligations in respect of any Fronted Letters of Credit (which are not Cash Collateralized in accordance with clause (i) above or otherwise in accordance with the terms of this Agreement) for any reason remain outstanding, the applicable Borrower shall immediately Cash Collateralize 100% of the then outstanding amount of all such L/C Obligations. At any time that there shall exist a Lender that is a Defaulting Lender, promptly (and in any event within three (3) Business Days thereafter) upon the request of the Administrative Agent or any Issuing Lender, the applicable Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.20(a)(iv) and any Cash Collateral provided by such Defaulting Lender).
(b)    Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at the Administrative Agent. The Borrowers and, to the extent provided by any Lender, such Lender, hereby grant to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Lenders and the Lenders, and agree to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.19(c). If at any time the Administrative Agent reasonably determines that Cash Collateral is subject to any priority right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of Cash Collateral provided in respect of any applicable Fronting Exposure and/or relevant L/C Obligations, in each case, for which Cash Collateral is required to be provided pursuant to the terms of this Agreement, is less than the amount of such Fronting Exposure and/or such L/C Obligations, as the case may be, the Borrowers or, in the case of any applicable Fronting Exposure, the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent (and in any event, within three (3) Business Days thereafter), pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.
(c)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.19 or Section 2.6(b), 2.20, 3.1 or 8.2 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C

Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and, in the case of any Defaulting Lender, other funding obligations, for which the Cash Collateral was so provided (or in the case of any Defaulting Lender, deemed provided).
(d)    Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure, to collateralize L/C Obligations or, in the case of Cash Collateral provided or deemed provided by any Defaulting Lender, to collateralize funding obligations of such Defaulting Lender shall, in each case, be released promptly following (i) the elimination of the applicable Fronting Exposure, L/C Obligations or such funding obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.7(b)(vi))) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of the Borrowers shall not be released during the continuance of a Default or Event of Default, and (y) the Person providing Cash Collateral and the applicable Issuing Lender may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or, in the case of Cash Collateral provided or deemed provided by any Defaulting Lender, funding obligations of such Defaulting Lender.
2.20    Defaulting Lenders.
(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Majority Lenders” and Section 10.1.
(ii)    Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent under any Loan Document for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8.2 or otherwise, and including any amounts made available to the Administrative Agent by such Defaulting Lender pursuant to Section 10.8), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lenders hereunder; third, if so reasonably determined by the Administrative Agent or requested by any Issuing Lender, to be held as Cash Collateral for future funding obligations of such Defaulting Lender of any participation in any Fronted Letter of Credit; fourth, as the Borrowers may request, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement (so long as no Default or Event of Default exists) or as Cash Collateral for future funding obligations of such Defaulting Lender under any Pro

Rata Letter of Credit; fifth, if so determined by the Administrative Agent and the Borrowers, to be held as Cash Collateral in a non-interest bearing deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Loans or provide Cash Collateral for Fronting Exposure under this Agreement; sixth, to the payment of any amounts owing to the Lenders or the Issuing Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender or any Issuing Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Fronted L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loans or Fronted L/C Borrowings were made at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Fronted L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Fronted L/C Borrowings owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Fronted Letters of Credit are held by the Lenders pro rata in accordance with their respective Revolving Credit Percentages without giving effect to Section 2.20(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by such Defaulting Lender or to post Cash Collateral pursuant to this Section 2.20(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Certain Fees. Such Defaulting Lender (x) shall be entitled to receive facility fees pursuant to Section 2.4 for any period during which such Lender is a Defaulting Lender only on the average daily amount of the sum of (1) the outstanding principal amount of its Loans and (2) its Revolving Credit Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.20(a)(ii) or 3.1 (and the Borrowers shall (A) be required to pay to each Issuing Lender the amount of such fee allocable to its Fronting Exposure arising from such Defaulting Lender and (B) not be required to pay the remaining amount of such fee that otherwise would have been required to have been paid to such Defaulting Lender) and (y) shall be limited in its right to receive letter of credit fees as provided in Section 3.8.
(iv)    Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Lender that is a Defaulting Lender, (A) in the case of Fronted Letters of Credit, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Fronted Letters of Credit pursuant to Section 3.3, the “Revolving

Credit Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Revolving Credit Commitment of such Defaulting Lender and (B) in the case of Pro Rata Letters of Credit, (1) for purposes of determining obligations of Lenders under any Pro Rata Letter of Credit issued during such period pursuant to Sections 3.1 and 3.3, the “Revolving Credit Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Revolving Credit Commitment of such Defaulting Lender and (2) the Issuing Agent agrees to amend (and the Lenders authorize the Issuing Agent to amend) each Pro Rata Letter of Credit outstanding at the time such Lender becomes a Defaulting Lender to modify the obligations of the non-Defaulting Lenders thereunder to be consistent with clause (1) above, provided, in each case under this clause (iv), that after giving effect thereto the Available Revolving Credit Commitment of any non-Defaulting Lender shall not be less than zero.
(v)    Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to them hereunder or under applicable Law, Cash Collateralize the Issuing Lenders’ Fronting Exposure in accordance with the procedures set forth in Section 2.19.
(b)    Defaulting Lender Cure. If the Borrowers, the Administrative Agent and the Issuing Lenders agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Revolving Credit Percentages (without giving effect to Section 2.20(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender having been a Defaulting Lender.
3.    LETTERS OF CREDIT
3.1    L/C Commitment.
(a)    Subject to the terms and conditions hereof, each Fronting Issuing Lender, in reliance on the agreements of the other Lenders set forth in Section 3.3, agrees to issue standby letters of credit (the “Fronted Letters of Credit”) for the account of any Borrower or any Subsidiary of the Company and to amend or extend Fronted Letters of Credit previously issued by it, in accordance with Section 3.2(b), on any Business Day during the Revolving Credit Commitment Period in such form as may be approved from time to time by such Fronting Issuing Lender (such approval not to be unreasonably withheld or delayed); provided that no Fronting Issuing Lender shall issue any Fronted Letter of Credit if, after giving effect to such issuance, the Total Revolving Extensions of Credit would exceed the Total Revolving Credit Commitments.
(b)    (i)    Subject to the terms and conditions hereof, (A) the Issuing Agent agrees to issue standby letters of credit (the “Pro Rata Letters of Credit”) on behalf of each Lender for the account of any Borrower or any Subsidiary of the Company and to amend or extend Pro Rata Letters of Credit previously issued by it, in accordance with Section 3.2(b), on any Business Day during the Revolving Credit Commitment Period, each Pro Rata Letter of Credit to be substantially in the form of Exhibit F or in such other form as may be approved from time to time by the Issuing Agent (such approval not be unreasonably withheld or delayed), and (B) each Lender severally agrees to honor its Revolving Credit Percentage of drawings under each Pro Rata Letter of Credit; provided that the Issuing Agent shall not issue any Pro Rata Letter of Credit if, after giving effect to such issuance, the Total Revolving Extensions of Credit would exceed the Total Revolving Credit Commitments.
(ii)    Each Pro Rata Letter of Credit and any amendment thereto or extension thereof will be issued or made by the Issuing Agent on behalf of the Lenders, and the obligations of each Lender under any Pro Rata Letter of Credit will be based on such Lender’s Revolving Credit Percentage in effect from time to time.
(iii)    Each Pro Rata Letter of Credit shall be executed and delivered by the Issuing Agent in the name and on behalf of, and as attorney-in-fact for, each Lender, and the Issuing Agent shall act under each Pro Rata Letter of Credit, and each Pro Rata Letter of Credit shall expressly provide that the Issuing Agent shall act, as the agent of each Lender, to (A) receive drafts, other demands for payment and other documents presented by the beneficiary under such Pro Rata Letter of Credit, (B) determine whether such drafts, demands and documents are in compliance with the terms and conditions of such Pro Rata Letter of Credit and (C) notify such Lender and the applicable Borrower that a valid drawing has been made; provided that the Issuing Agent shall have no obligation or liability for any payment under such Pro Rata Letter of Credit (other than, to the extent of its Revolving Credit Percentage in effect from time to time, in its capacity as a Lender), and each Pro Rata Letter of Credit shall expressly so provide. Each Lender hereby irrevocably appoints and designates the Issuing Agent as its attorney-in-fact, acting through any duly authorized officer of the Issuing Agent, to execute and deliver in the name and on behalf of such Lender each Pro Rata Letter of Credit to be issued by such Lender hereunder and from time to time to amend and extend such Pro Rata Letter of Credit in a manner consistent with the provisions hereof (including amendments to reflect changes in the Revolving Credit Percentages of the Lenders). Promptly upon the request of the Issuing Agent, each Lender will furnish to the Issuing Agent such powers of attorney or other evidence as any beneficiary of any Pro Rata Letter of Credit may reasonably request in order to demonstrate that the Issuing Agent has the power to act as attorney-in-fact for such Lender to execute, deliver and amend such Pro Rata Letter of Credit.

(c)    Each Letter of Credit (i) shall be denominated in Dollars and (ii) shall expire no later than the earlier of (x) the first anniversary of its date of issuance (or, in the case of any renewal or extension thereof, the first anniversary of the date of such renewal or extension) and (y) the date which is one year after the Revolving Credit Termination Date, provided that any Letter of Credit with a one-year term may provide for the extension thereof for additional one-year periods as set forth in Section 3.2(c) (it being understood that in the event the expiry date of any requested Letter of Credit would occur after the Revolving Credit Termination Date, all L/C Obligations in respect of such Letter of Credit shall be Cash Collateralized no later than the later of its date of issuance (or the date of the most recent renewal or extension thereof) and the date one month prior to the Revolving Credit Termination Date in accordance with Section 2.19).
(d)    No Issuing Lender shall at any time be obligated to issue any Letter of Credit hereunder if:
(i)    such issuance would conflict with, or would cause such Issuing Lender or, in the case of any Pro Rata Letter of Credit, any Lender to exceed any limits imposed by, any applicable Law;
(ii)    such issuance would violate one or more policies of such Issuing Lender or, in the case of any Pro Rata Letter of Credit, any Lender applicable to letters of credit generally;
(iii)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Lender or, in the case of any Pro Rata Letter of Credit, any Lender from issuing such Letter of Credit, or any Law applicable to such Issuing Lender or, in the case of any Fronted Letter of Credit, any Lender or any request or directive (whether or not having the force of Law) of any Governmental Authority with jurisdiction over such Issuing Lender or, in the case of any Fronted Letter of Credit, any Lender shall prohibit, or request that such Issuing Lender or, in the case of any Fronted Letter of Credit, any Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular; or
(iv)    in the case of Fronted Letters of Credit only, any Lender is at that time a Defaulting Lender, unless such Issuing Lender has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such Issuing Lender (in its sole discretion) with the applicable Borrower or such Lender to eliminate such Issuing Lender’s actual or potential Fronting Exposure (after giving effect to Section 2.20(a)(iv)) with respect to such Defaulting Lender arising from either the Fronted Letter of Credit then proposed to be issued or such Fronted Letter of Credit and all other L/C Obligations under Fronted Letters of Credit as to which such Issuing Lender has actual or potential Fronting Exposure, as it may elect in its sole discretion; provided, however, that in the event that the applicable Borrower delivers Cash Collateral in accordance with the terms hereof, such Issuing Lender shall not be entitled to rely on this clause (iv) as justification for not issuing such Fronted Letter of Credit.

3.2    Procedure for Issuance, Amendment or Extension of Letters of Credit; Auto-Extension Letters of Credit. (a) Each Letter of Credit shall be issued or amended or extended, as the case may be, upon the request of any Borrower delivered to the Issuing Lender (with a copy to the Administrative Agent) in the form of an Application, completed and signed by a Responsible Officer of such Borrower, provided that no Application shall be required to be delivered in connection with any extension of an Auto-Extension Letter of Credit. Such Application must be received by the applicable Issuing Lender and the Administrative Agent not later than 11:00 a.m., New York City time, at least two Business Days (or such later date and time as the applicable Issuing Lender may agree in a particular instance in its sole discretion) prior to the proposed date of issuance, amendment or extension, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Application shall specify in form and detail reasonably satisfactory to the applicable Issuing Lender: (i) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day), (ii) the amount thereof, (iii) the expiry date thereof, (iv) the name and address of the beneficiary thereof, (v) the documents to be presented by such beneficiary in case of any drawing thereunder, (vi) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder, (vii) whether the requested Letter of Credit is a Fronted Letter of Credit or a Pro Rata Letter of Credit and (viii) such other matters as the applicable Issuing Lender may reasonably require. In the case of a request for an amendment or extension of any outstanding Letter of Credit, such Application shall specify in form and detail reasonably satisfactory to the applicable Issuing Lender: (A) the Letter of Credit to be amended or extended, (B) the proposed date of amendment or extension thereof (which shall be a Business Day), (C) the nature of the proposed amendment or the extended expiry date thereof and (D) such other matters as the applicable Issuing Lender may reasonably require. Additionally, the applicable Borrower shall furnish to the applicable Issuing Lender and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance, amendment or extension, including any Issuer Documents, as such Issuing Lender or the Administrative Agent may reasonably require.
(b)    Promptly after receipt of any Application, the applicable Issuing Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Application from the applicable Borrower (and, if not, the applicable Issuing Lender will provide the Administrative Agent with a copy thereof) and that, after giving effect to the applicable issuance, amendment or extension of the applicable Letter of Credit, the Total Revolving Extensions of Credit would not exceed the Total Revolving Credit Commitments. Unless the applicable Issuing Lender has received written notice from the Majority Lenders or the Administrative Agent, at least one Business Day prior to the requested date of issuance, amendment or extension of the applicable Letter of Credit, that one or more applicable conditions contained in Section 4.2 shall not then be satisfied, then, subject to the terms and conditions hereof, the applicable Issuing Lender shall, on the requested date, issue a Letter of Credit for the account of the applicable Borrower or the applicable Subsidiary of the Company or enter into the applicable amendment or extension, as the case may be, in each case in accordance with such Issuing Lender’s usual and customary business practices. Immediately upon the issuance of each Fronted Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable Issuing Lender a risk participation in such Fronted Letter of Credit in an amount equal to the product of such Lender’s Revolving Credit Percentage times the amount of such Fronted Letter of Credit.

(c)    If the applicable Borrower so requests in any applicable Application, the applicable Issuing Lender may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any Auto-Extension Letter of Credit must permit such Issuing Lender to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable Issuing Lender, the applicable Borrower shall not be required to make a specific request to such Issuing Lender for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) such Issuing Lender to permit the extension of such Letter of Credit; provided, however, that such Issuing Lender shall not permit any such extension if (i) such Issuing Lender has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Section 3.1 or otherwise) or (ii) it has received notice (which may be by telephone or in writing) on or before the date that is seven Business Days before the Non-Extension Notice Date from the Majority Lenders or the Administrative Agent that one or more of the applicable conditions contained in Section 4.2 shall not then be satisfied, and in each such case directing such Issuing Lender not to permit such extension.
(d)    Promptly after its delivery of any Letter of Credit or any amendment to or extension of any Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable Issuing Lender will also deliver to the applicable Borrower and the Administrative Agent a true and complete copy of such Letter of Credit (if applicable, as so amended or extended).
3.3    Drawings and Reimbursements; Funding of Participations. (a) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable Issuing Lender shall notify the applicable Borrower and the Administrative Agent thereof. In such event, (i) in the case of a drawing under any Fronted Letter of Credit, the applicable Borrower shall reimburse the applicable Issuing Lender, through the Administrative Agent, for the amount of such drawing under such Fronted Letter of Credit not later than 2:00 p.m., New York City time, on the date that such drawing is made, if the applicable Borrower has received notice from the applicable Issuing Lender of such drawing prior to 10:00 a.m., New York City time, on such date, or, if the applicable Borrower has not received notice of such drawing prior to such time on such date, then not later than 2:00 p.m., New York City time, on (A) the Business Day that the applicable Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (B) the Business Day immediately following the day that the applicable Borrower receives such notice, if such notice is not received prior to 10:00 a.m., New York City time, on the day of such receipt (the date on which such reimbursement by the applicable Borrower is due pursuant to this clause being referred to herein as the “Requested Reimbursement Date”), and (ii) in the case of a drawing under any Pro Rata Letter of Credit, the applicable Borrower shall be deemed to have obtained on the date of such drawing a Base Rate Loan from each Lender in an amount equal to the amount of disbursement funded by such Lender under such Pro Rata Letter of Credit (it being understood that the minimum and multiples, and notice periods, specified in Section 2.2 shall not apply to such Base Rate Loans), and the applicable Borrower’s obligations in respect of such drawing shall on such date be deemed to be discharged and replaced by the resulting Base Rate Loans. If the applicable Borrower fails to make the reimbursement of a drawing under any Fronted Letter of Credit by the time set forth above, the Administrative Agent shall promptly notify each Lender of the Requested Reimbursement Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Revolving Credit Percentage thereof. In such event, the applicable Borrower shall be deemed to have requested a borrowing of Base Rate Loans to be disbursed on the Requested Reimbursement Date in an amount equal to the Unreimbursed Amount (it being understood that the minimum and multiples, and notice periods, specified in Section 2.2 shall not apply to such Base Rate Loans). Any such Base Rate Loans may from time to time be converted to Eurodollar Loans, as determined by the applicable Borrower and notified to the Administrative Agent in accordance with Section 2.7. Any notice given by any Issuing Lender or the Administrative Agent pursuant to this Section 3.3(a) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
(b)    Each Lender (including any Lender acting as the applicable Issuing Lender) shall, upon receipt of any notice pursuant to Section 3.3(a) in respect of a drawing under a Fronted Letter of Credit, make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the applicable Issuing Lender at the Administrative Agent’s Office in an amount equal to its Revolving Credit Percentage of the Unreimbursed Amount in respect of such Fronted Letter of Credit not later than 1:00 p.m., New York City time, on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 3.3(a), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the applicable Borrower in such amount. The Administrative Agent shall remit the funds so received and any Cash Collateral so applied to such Issuing Lender.
(c)    If any drawing is made under any Fronted Letter of Credit and is not reimbursed or refinanced on the date such drawing is made, for any reason, the applicable Borrower shall be deemed to have incurred from the applicable Issuing Lender a Fronted L/C Borrowing in the amount of the Unreimbursed Amount that is not so reimbursed or refinanced, which Fronted L/C Borrowing (i) shall bear interest at the rate applicable to Base Rate Loans from and including the date that such drawing is paid by such Issuing Lender to but excluding the earlier of the date that such Unreimbursed Amount is so reimbursed or refinanced or the date that is the next Business Day following the Requested Reimbursement Date and, if not so reimbursed or refinanced on or prior to the date that is the next Business Day following the Requested Reimbursement Date, then, from and after the date that is the next Business Day following the Requested Reimbursement Date to but excluding the date so reimbursed or refinanced, the Default Rate specified therefor in Section 2.9(c) and (ii) shall, on and after the date that is the next Business Day following the Requested Reimbursement Date, be due and payable on demand. In such event with respect to any Fronted Letter of Credit, each Lender’s payment to the Administrative Agent for the account of the applicable Issuing Lender pursuant to Section 3.3(b) shall be deemed payment in respect of its participation in such Fronted L/C Borrowing and shall constitute a Fronted L/C Advance from such Lender in satisfaction of its participation obligation under this Section 3.3.

(d)    Until each Lender funds its Base Rate Loan or Fronted L/C Advance pursuant to this Section 3.3 to reimburse the applicable Issuing Lender for any amount drawn under any Fronted Letter of Credit, interest in respect of such Lender’s Revolving Credit Percentage of such amount shall be solely for the account of such Issuing Lender.
(e)    Each Lender’s obligation to make Base Rate Loans or Fronted L/C Advances to reimburse each Issuing Lender for amounts drawn under Fronted Letters of Credit, as contemplated by this Section 3.3, shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against any Issuing Lender, the applicable Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default, or (iii) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Base Rate Loans pursuant to this Section 3.3 (other than any Base Rate Loans that are deemed to be made upon a drawing under any Pro Rata Letter of Credit) is subject to the conditions set forth in Section 4.2 (other than delivery by the Borrower of a Loan Notice). No such making of a Fronted L/C Advance shall relieve or otherwise impair the obligation of the applicable Borrower to reimburse each Issuing Lender for the amount of any payment made by such Issuing Lender under any Fronted Letter of Credit, together with interest as provided herein.
(f)    If any Lender fails to make available to the Administrative Agent, for the account of the applicable Issuing Lender, any amount required to be paid by such Lender in respect of any Fronted Letter of Credit pursuant to the foregoing provisions of this Section 3.3 by the time specified in Section 3.3(b), then, without limiting the other provisions of this Agreement, such Issuing Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Issuing Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate as reasonably determined by such Issuing Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such Issuing Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Base Rate Loan included in the relevant borrowing or Fronted L/C Advance in respect of the relevant Fronted L/C Borrowing, as the case may be. A certificate of an Issuing Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this paragraph (f) shall be conclusive absent manifest error.
3.4    Repayment of Participations. (a) At any time after the applicable Issuing Lender has made a payment under any Fronted Letter of Credit and has received from any Lender such Lender’s Fronted L/C Advance in respect of such payment in accordance with Section 3.3(b), if the Administrative Agent receives for the account of such Issuing Lender any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the applicable Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Revolving Credit Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s Fronted L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(b)    If any payment received by the Administrative Agent for the account of an Issuing Lender pursuant to Section 3.3(b) in respect of a Fronted Letter of Credit is required to be returned under any of the circumstances described in the second sentence of Section 10.17 (including pursuant to any settlement entered into by such Issuing Lender in its discretion), each Lender shall pay to the Administrative Agent for the account of such Issuing Lender its Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.
3.5    Obligations Absolute. The obligation of each Borrower to reimburse or refinance each drawing under any Letter of Credit and to repay each Fronted L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
(i)    any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;
(ii)    the existence of any claim, counterclaim, set-off, defense or other right that the applicable Borrower or any Subsidiary of the Company may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the applicable Issuing Lender or Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
(iii)    any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
(iv)    any payment by the applicable Issuing Lender or Lender under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the applicable Issuing Lender or Lender under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or
(v)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any of its Subsidiaries.

3.6    Role of Issuing Lender. Each Lender and each Borrower agree that, in paying any drawing under a Fronted Letter of Credit, no Issuing Lender shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Issuing Lenders or any Related Persons, correspondents or participants of any Issuing Lender shall be liable to any Lender for (a) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Majority Lenders, as applicable, (b) any action taken or omitted in the absence of gross negligence or willful misconduct or (c) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or any Application. Each Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude any Borrower pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Issuing Lenders, the Lenders, any Related Persons of any of the foregoing or any correspondents or participants of any Issuing Lender shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 3.5; provided, however, that anything in such clauses (i) through (v) to the contrary notwithstanding, each Borrower may have a claim against the applicable Issuing Lender or Lender, and such Issuing Lender or Lender may be liable to such Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by such Borrower which were caused by such Issuing Lender’s or Lender’s willful misconduct or gross negligence or such Issuing Lender’s or Lender’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, each Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no Issuing Lender shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. Each Issuing Lender shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each Lender agrees that each Issuing Lender shall have all of the benefits and immunities provided to the Administrative Agent in Article 9 with respect to any acts taken or omissions suffered by such Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article 9 included each Issuing Lender with respect to such acts or omissions.
3.7    Applicability of ISP98. Unless otherwise expressly agreed by the applicable Issuing Lender and the applicable Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each Letter of Credit.
3.8    Fees and Other Charges. (a) The Borrowers will pay to the Administrative Agent, for the account of the Lenders, a fee on the daily amount available to be drawn under all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans, to be shared ratably among the Lenders in accordance with their respective Revolving Credit Percentages and payable quarterly in arrears on each L/C Fee Payment Date; provided, however, that (i) any letter of credit fees otherwise payable pursuant to this paragraph for the account of a Defaulting Lender with respect to any Fronted Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the applicable Issuing Lender pursuant to Section 3.1 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Revolving Credit Percentages allocable to such Fronted Letter of Credit pursuant to Section 2.20(a)(iv), with the balance of such fee, if any, payable to the applicable Issuing Lender for its own account, (ii) the Borrowers shall not be required to pay any letter of credit fees pursuant to this paragraph in respect of such portion of the outstanding Fronted Letters of Credit for which it has furnished Cash Collateral in accordance with the terms hereof to reduce the Fronting Exposure of any Defaulting Lender and (iii) any letter of credit fees otherwise payable pursuant to this paragraph for the account of a Defaulting Lender with respect to any Pro Rata Letter of Credit shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Revolving Credit Percentages with respect to such Pro Rata Letter of Credit pursuant to Section 2.20(a)(iv), and the Borrowers shall not be required to pay the balance of any such letter of credit fees. In addition, the Borrowers shall pay to each Issuing Lender for its own account a fronting fee on the daily amount available to be drawn under all outstanding Fronted Letters of Credit issued by such Issuing Lender at a rate and at the times separately agreed upon by the Borrowers and such Issuing Lender. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.3.
(b)    In addition to the foregoing fees, the Borrowers shall pay or reimburse each Issuing Lender for such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.
3.9    Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued hereunder is in support of any obligations of, or is for the account of, a Subsidiary of the Company, the Borrower that requested such Letter of Credit shall be obligated to reimburse the applicable Issuing Lender (or, as applicable, all Lenders) for any and all drawings under such Letter of Credit. Each Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries of the Company is being made at the request of such Borrower and in reliance on such Borrower’s agreement to reimburse the applicable Issuing Lender (or, as applicable, all Lenders) hereunder for any and all drawings under any such Letter of Credit.
3.10    Conflict with Issuer Documents. Notwithstanding anything contained in any Application or any other Issuer Document, (a) in the event that such Application or other Issuer Document contains representations and warranties, covenants and/or events of default that do not contain the materiality qualifications, exceptions or thresholds that are applicable to the analogous provisions of this Agreement or the other Loan Documents, or that are otherwise more restrictive, the relevant qualifications, exceptions and thresholds contained herein or in the other Loan Documents shall be deemed incorporated therein or, to the extent more restrictive, such representations and warranties, covenants and events of default shall be deemed for purposes of such Application or other Issuer Document to be of no force and effect and (b) in the event of any other inconsistency between the terms and conditions of such Application or other Issuer Document and the terms and conditions of this Agreement, the terms and conditions of this Agreement shall control.
4.    CONDITIONS PRECEDENT
4.1    Conditions to Closing. The occurrence of the Closing Date is subject to the satisfaction on such date of the following conditions precedent:
(a)    The Administrative Agent shall have received from each party hereto or thereto either (i) a counterpart of this Agreement and the Guarantee Agreement signed on behalf of such party or (ii) evidence satisfactory to the Administrative Agent (which may include a facsimile transmission or electronic transmission of a “pdf” or similar copy of a signature by such party of a counterpart hereof) that such party has signed a counterpart of this Agreement and the Guarantee Agreement.
(b)    The Administrative Agent shall have received a Note executed by each Borrower in favor of each Lender requesting a Note, provided that such request is made at least three Business Days prior to the Closing Date.
(c)    The Administrative Agent shall have received each of the following:
(i)    a customary certificate, dated the Closing Date and signed by a Responsible Officer on behalf of the Company, (i) confirming satisfaction of the conditions set forth in Sections 4.2(a) and 4.2(b) and (ii) certifying that there has been no event or circumstance since December 31, 2014, that has had or could reasonably be expected to have a material adverse change in the business, results of operations, property or financial condition of the Company and its Subsidiaries, taken as a whole; and
(ii)    a customary certificate, dated the Closing Date and signed by a secretary on behalf of each Borrower, attaching and providing customary certifications with respect to organizational documents and good standing of such Borrower, resolutions authorizing execution, delivery and performance of the Loan Documents and the transactions contemplated thereby by such Borrower and the incumbency of the Responsible Officers of such Borrower.
(d)    Fees. (i) The Administrative Agent and the Arrangers shall have received all fees required to be paid by the Borrowers on or prior to the Closing Date.
(ii)    The Borrowers shall have paid all reasonable and documented fees, charges and disbursements of Winston & Strawn LLP, as counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent), to the extent required to be paid by the Borrowers and an invoice has been received by the Borrowers at least one Business Day prior to the Closing Date.
(e)    Legal Opinions. The Administrative Agent shall have received (i) the legal opinion of Cravath, Swaine & Moore LLP, New York counsel to the Borrowers, (ii) the legal opinion of Conyers Dill & Pearman, Bermuda counsel to the Borrowers, and (iii) the legal opinion of Richards, Layton & Finger, Delaware counsel to the Borrowers, in each case in form and substance reasonably satisfactory to the Administrative Agent.
(f)    Patriot Act. If requested at least 10 days prior to the Closing Date, the Administrative Agent and the Lenders shall have received, at least 5 days prior to the Closing Date (or such shorter period as may be agreed to by the Administrative Agent), all documentation and other information reasonably requested by them and required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.
4.2    Conditions to Closing and Each Extension of Credit. The occurrence of the Closing Date and the agreement of each Lender to make any Loan (but not any conversion or continuation of any Loan or the deemed making of Base Rate Loans upon funding of a drawing under any Pro Rata Letter of Credit) on any date and the agreement of each Issuing Lender to make any L/C Credit Extension (other than an automatic extension permitted under Section 3.2(c)) on any date is subject to the satisfaction of the following conditions precedent:
(a)    Representations and Warranties. Each of the representations and warranties made by the Borrowers in Section 5 (other than Sections 5.5 and 5.9(b)) or in any of the other Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, except to the extent that they expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.
(b)    No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.
(c)    Borrowing Request. Except as provided in Section 3.3, the Administrative Agent shall have received a Borrowing Request or, as applicable, an Application.
Each borrowing of any Loan (but not any conversion or continuation of any Loan or the deemed making of Base Rate Loans upon funding of a drawing under any Pro Rata Letter of Credit) by, and any L/C Credit Extension (other than an automatic extension permitted under Section 3.2(c)) for the account of or requested by, any Borrower hereunder shall constitute a representation and warranty by such Borrower as of the date of such extension of credit that the conditions contained in Sections 4.2(a) and 4.2(b) have been satisfied on and as of the date of the applicable extension of credit.

5.    REPRESENTATIONS AND WARRANTIES
To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Borrowers hereby represent and warrant to the Administrative Agent and each Lender, on the Closing Date and as of each other date the representations and warranties are required to be or deemed made pursuant to this Agreement, that:
5.1    Financial Statements.
(a)    The audited consolidated balance sheet of the Company and its consolidated Subsidiaries as of December 31, 2014, and the related consolidated statements of operations and of cash flows for the fiscal year ended on such date, reported on and accompanied by unqualified reports from PricewaterhouseCoopers LLP, present fairly in all material respects the consolidated financial condition of the Company and its consolidated Subsidiaries as of such date and the consolidated results of their operations and their consolidated cash flows for the fiscal year then ended in accordance with GAAP.
(b)    The unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of June 30, 2015, and the related unaudited consolidated statement of operations for the fiscal quarter and the portion of the fiscal year ended on such date and the related unaudited consolidated statement of cash flows for the portion of the fiscal year ended on such date present fairly in all material respects the consolidated financial condition of the Company and its consolidated Subsidiaries as of such date and the consolidated results of their operations and their consolidated cash flows for the fiscal quarter or the portion of the fiscal year then ended in accordance with GAAP (except for year-end audit adjustments and the absence of footnotes).
5.2    Corporate Existence; Compliance with Law. The Company and each of its Subsidiaries (a) is duly organized, validly existing and (to the extent the concept is applicable in such jurisdiction) in good standing under the Laws of the jurisdiction of its organization, except to the extent that the failure of the Subsidiaries to be so organized, validly existing and in good standing could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, (b) has the corporate or other organizational power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, except to the extent that the failure to have such power and authority could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, (c) is duly qualified as a foreign corporation and (to the extent the concept is applicable in such jurisdiction)in good standing under the Laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except to the extent failure to so qualify or be in good standing could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, and (d) is in compliance with all applicable Law, including with respect to environmental laws, except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
5.3    Corporate Power; Governmental Approvals; Enforceable Obligations. Each Borrower has the corporate or other organizational power and authority to make, deliver and perform the Loan Documents to which it is a party and to borrow hereunder. Each Borrower has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and to authorize the borrowings on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority is required in connection with the borrowings hereunder or the execution, delivery and performance by any Borrower of this Agreement or any of the other Loan Documents or the validity or enforceability thereof, except consents, authorizations, filings, notices and actions that have been obtained or made and are in full force and effect and except to the extent failure to obtain any consents, authorizations, filings, notices or actions could not, in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Loan Document to which any Borrower is a party has been duly executed and delivered on behalf of such Borrower. This Agreement constitutes, and each other Loan Document to which any Borrower is a party upon execution will constitute, a legal, valid and binding obligation of such Borrower, enforceable against such Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
5.4    No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents by any Borrower, and the borrowing of Loans or the obtaining of Letters of Credit by any Borrower, will not violate the certificate of incorporation, by-laws or other organizational documents of such Borrower, any Law applicable to such Borrower or any Contractual Obligation of the Company or any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien (other than any Liens created under the Loan Documents) on any of the properties or revenues of the Company or any of its Subsidiaries pursuant to any applicable Law or any such Contractual Obligation, except to the extent such violations or Liens could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
5.5    No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrowers, threatened by or against the Company or any of its Subsidiaries or against any of their respective properties that (a) purports to affect or pertain to this Agreement or any other Loan Document or any of the transactions contemplated hereby or thereby or (b) could reasonably be expected to have a Material Adverse Effect.
5.6    Ownership of Property. The Company and each of its Subsidiaries has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, except to the extent such defects in title or interests could not, in the aggregate, reasonably be expected to have a Material Adverse Effect and except for Liens not prohibited by Section 7.3.
5.7    Taxes. The Company and each of their Subsidiaries has filed or caused to be filed all material Federal, state and other tax returns that are required to be filed (taking into account any applicable extensions) and has paid all Taxes shown to be due and payable on such returns or on any assessments made against it or any of its property and all other material Taxes imposed on it or any of its property by any Governmental Authority and, to the knowledge of the Borrowers, no Tax Lien has been filed, and no claim is being asserted, with respect to such Taxes, in each case, except (a) those in respect of which the amount or validity are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Company or any of its Subsidiaries, as the case may be, and (ii) any tax returns or Taxes the failure of which to file or pay could not reasonably be expected to result in a Material Adverse Effect.
5.8    Federal Regulations. No part of the proceeds of any Loans will be used for any purpose that violates, or would result in a violation by any party hereto of, the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrowers will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U‑1 referred to in Regulation U.
5.9    ERISA. (a) Except as could not reasonably be expected to result in a Material Adverse Effect, (i) each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws, (ii) each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service and (iii) to the knowledge of the Borrowers, nothing has occurred that would prevent or cause the loss of such tax-qualified status.
(b)    There are no pending or, to the knowledge of the Borrowers, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
(c)    Except as could not, in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) no ERISA Event has occurred, and neither any Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) each Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan (other than any Multiemployer Plan), and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither any Borrower nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither any Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (v) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and to the knowledge of the Borrowers, no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.
5.10    Investment Company Act; Other Regulations. Neither Borrower is an “investment company” within the meaning of the Investment Company Act of 1940, as amended. Neither Borrower is subject to regulation under any applicable Law (other than Regulation X of the Board) which limits its ability to incur Indebtedness hereunder.
5.11    Use of Proceeds. The proceeds of the Loans and the Letters of Credit will be used for working capital and other general corporate purposes of the Borrowers or any of their Subsidiaries.
5.12    Accuracy of Information. No written information (excluding any projections, forward-looking statements and general economic or industry specific information) furnished to the Administrative Agent or any Lender by or on behalf of the Borrowers for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, taken as a whole, contained, as of the date such information was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made. The projections, if any, furnished to the Administrative Agent or any Lender by or on behalf of the Borrowers for use in connection with the transactions contemplated by this Agreement or the other Loan Documents were prepared in good faith based on assumptions believed by management of the Company to be reasonable at the time made, it being recognized by the Lenders that projections are not to be viewed as fact and that actual results during the period or periods covered by the projections may differ from the projected results set forth therein by a material amount.
5.13    Insurance Regulatory Matters. No License of any Insurance Subsidiary, the loss of which could reasonably be expected to have a Material Adverse Effect, is the subject of a proceeding for suspension or revocation. To the knowledge of the Borrowers, there is no sustainable basis for such suspension or revocation, and no such suspension or revocation has been threatened by any Governmental Authority.
5.14    Sanctions and Anti-Corruption Laws. The Company has implemented and maintains in effect policies and procedures designed to promote compliance by the Company and its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Company and its Subsidiaries and, to the knowledge of the Borrowers, their respective directors, officers, employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of the Company or any Subsidiary or, to the knowledge of any Responsible Officer of the Company, (i) any of their respective directors, officers or employees or (ii) any agent of the Company or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.

6.    AFFIRMATIVE COVENANTS
The Borrowers hereby agree that, from and after the Closing Date and so long as the Revolving Credit Commitments remain in effect, any Letter of Credit remains outstanding (except for those Cash Collateralized in accordance with Section 2.19), there exists any unpaid Reimbursement Obligations or any principal or interest on any Loan or any fee payable hereunder is owing to any Lender or the Administrative Agent, the Borrowers shall and shall cause each of their Subsidiaries to:
6.1    Financial Statements. Furnish to the Administrative Agent:
(a)    not later than the date the required to be filed pursuant to the Act of 1934 (after giving effect to any extension permitted or granted by the SEC), but in any event 95 days after the end of each fiscal year of the Company ending subsequent to the Closing Date, a copy of the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as of the end of such fiscal year, and the related audited consolidated statements of operations and cash flows for such fiscal year, setting forth in each case in comparative form the figures as of the end of and for the previous fiscal year, accompanied by an opinion by PricewaterhouseCoopers LLP or other independent certified public accounting firm of nationally recognized standing, which report shall be prepared in accordance with generally accepted auditing standards and applicable securities laws, shall not be subject to a “going concern” or like qualification or exception or qualification as to the scope of the audit and shall state that such financial statements present fairly in all material respects the consolidated financial condition of the Company and its consolidated Subsidiaries as of the end of such fiscal year and the consolidated results of their operations and their consolidated cash flows for such fiscal year in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accounting firm and disclosed therein);
(b)    not later than the date the required to be filed pursuant to the Act of 1934 (after giving effect to any extension permitted or granted by the SEC), but in any event not later than 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Company ending subsequent to the Closing Date, a copy of the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of the end of such fiscal quarter and the related unaudited consolidated statement of operations for such fiscal quarter and the portion of the fiscal year then ended and the related unaudited consolidated statement of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures as of the end of and for the corresponding period in the previous year, certified by a Responsible Officer on behalf of the Company as presenting fairly in all material respects the consolidated financial condition of the Company and its consolidated Subsidiaries as of the end of such fiscal quarter and the consolidated results of their operations and their consolidated cash flows for such fiscal quarter or the portion of the fiscal year then ended in accordance with GAAP applied consistently for the periods reflected therein (except as approved by such Responsible Officer and disclosed therein), except for year-end audit adjustments and the absence of footnotes;
(c)    to the extent such combined Annual Statement is required by applicable Law to be prepared, within 15 days following the delivery to the applicable Department, a copy of the unaudited combined Annual Statement of Atlantic Speciality Insurance Company (for so long as it is a Subsidiary of the Company);
(d)    to the extent such Annual Statement or Interim Statement is required by applicable Law to be prepared, within 15 days following the delivery to the applicable Department, a copy of the Annual Statement or the Interim Statement for each Material Insurance Subsidiary with respect to each annual or interim financial period ending after the Closing Date;
(e)    within 15 days after being delivered to any Material Insurance Subsidiary subsequent to the Closing Date, any final report on examination issued by the applicable Department or the NAIC that results in material adjustments to the financial statements referred to in clause (c) or (d) above; and
(f)    to the extent such a statement is required by applicable Law to be prepared, within 15 days following the delivery to the applicable Department, a copy of each “Statement of Actuarial Opinion” and “Management Discussion and Analysis” for a Material Insurance Subsidiary which is provided to the applicable Department as to the adequacy of loss reserves of such Material Insurance Subsidiary, such opinion to be in the format prescribed by the insurance code of the jurisdiction of incorporation or organization of such Material Insurance Subsidiary.
Information required to be delivered pursuant to this Section 6.1 shall be deemed to have been delivered if such information, or one or more annual, quarterly or other reports containing such information (including, in the case of certifications required pursuant to Section 6.1(b), the certifications accompanying any such quarterly report pursuant to Section 302 of the Sarbanes-Oxley Act of 2002), (i) shall have been posted or provided a link to on the Company’s website on the Internet at the website at http://www.onebeacon.com, (ii) shall be available on the website of the SEC at http://www.sec.gov or (iii) shall have been posted on the Company’s behalf on the Platform. Information required to be delivered pursuant to this Section 6.1 may also be delivered by electronic communication of a “pdf” or similar copy.
6.2    Compliance Certificates; Other Information. Furnish to the Administrative Agent or, in the case of clause (c) below, to the relevant Lender:
(a)    within 5 Business Days after the deadline for the delivery of any financial statements pursuant to Section 6.1(a) or 6.1(b), a completed Compliance Certificate signed by a Responsible Officer of the Company, (i) certifying that such Responsible Officer has obtained no knowledge of any continuing Default or Event of Default except as specified in such Compliance Certificate and (ii) containing calculations with respect to compliance by the Company with Section 7.1 as of the last day of the applicable fiscal quarter or fiscal year of the Company;
(b)    promptly after the same becomes publicly available, all reports and filings on Forms 10-K, 10-Q and 8-K that any Borrower may make to, or file with, the SEC, including any request of an extension of time for the filing of any such reports;

(c)    promptly after request therefor, such additional business or financial information relating to the Company or its Subsidiaries as the Administrative Agent or any Lender may from time to time reasonably request; and
(d)    promptly after request therefor, such information as is reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the PATRIOT Act.
Information required to be delivered pursuant to this Section 6.2 shall be deemed to have been delivered if such information (i) shall have been posted or provided a link to on the Company’s website on the Internet at the website at http://www.onebeacon.com, (ii) shall be available on the website of the SEC at http://www.sec.gov or (iii) shall have been posted on the Company’s behalf on the Platform. Information required to be delivered pursuant to this Section 6.2 may also be delivered by electronic communication of a “pdf” or similar copy.
Notwithstanding anything to the contrary in this Section 6.2, neither the Company nor any Subsidiary will be required to furnish any information pursuant to clause (c) above (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective designees) is prohibited by applicable Law or any Contractual Obligation or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product.
The Borrowers hereby acknowledge that (i) unless otherwise directed by the Borrowers, the Administrative Agent and/or the Arrangers will make available to the Lenders and the Issuing Lender materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on SyndTrak or another similar electronic system (the “Platform”), subject to confidentiality undertakings reasonably acceptable to the Borrowers, and (ii) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Company, its Subsidiaries or their respective securities) (each, a “Public Lender”). The Borrowers hereby agree that (A) by marking any Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the Arrangers, the Issuing Lender and the Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Company, its Subsidiaries or their respective securities for purposes of United States Federal and state securities laws, (B) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor” and (C) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Nothing in this Section 6.2 shall limit the obligations of the Administrative Agent and the Lenders under Section 10.16.
6.3    Maintenance of Existence and Conduct of Business. With respect to each Subsidiary of the Company, preserve, renew and keep in full force and effect its corporate existence, and with respect to the Company and each of its Subsidiaries, take all reasonable action to maintain all licenses, permits, rights, privileges and franchises necessary or desirable in the normal conduct of its business, in each case, except to the extent that failure to do so would not be a Fundamental Change or could not reasonably be expected to have a Material Adverse Effect.
6.4    Compliance with Contractual Obligations and Laws. Comply with its Contractual Obligations (other than in respect of Indebtedness) and applicable Laws, including Anti-Corruption Laws and applicable Sanctions, except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
6.5    Maintenance of Property; Insurance. (a) Keep all property and systems useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, except for sales, transfers and other dispositions not prohibited hereunder and except to the extent that failure to do so could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, and (b) maintain with financially sound and reputable insurance companies (other than with the Company or any of its Subsidiaries) property and casualty insurance in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business (it being understood that, to the extent consistent with prudent business practices of Persons carrying on a similar business in a similar location, a program of self-insurance for first and other loss layers may be utilized and nothing in this Section 6.5 shall require the Company or any of its Subsidiaries to maintain any reinsurance with respect to its Contractual Obligations).
6.6    Books and Records; Inspection of Property; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP (or SAP, as applicable) in all material respects shall be made of all material dealings and transactions in relation to its business and activities and (b) upon reasonable prior notice, permit representatives of the Administrative Agent (who may be accompanied by representatives of other Lenders) and, during the continuance of an Event of Default, any Lender to (i) visit and inspect any of its properties, (ii) during the continuance of an Event of Default, conduct reasonable examinations of (and, with the consent of the Company, such consent not to be unreasonably withheld, make abstracts from) any of its books and records at any reasonable time and as often as may reasonably be requested and (iii) discuss the business, operations, properties and financial and other condition of the Borrowers with officers and employees of the Borrowers; provided further that unless an Event of Default has occurred and is continuing, the Administrative Agent may not exercise such rights more often than once during any calendar year. It is understood that (i) any information obtained by the Administrative Agent or any Lender in any visit or inspection pursuant to this Section 6.6 shall be subject to the confidentiality requirements of Section 10.16, (ii) the Company may impose, with respect to any Lender or any Affiliate of any Lender reasonably deemed by the Borrowers to be engaged significantly in a business which is directly competitive with any material business of the Borrowers and their Subsidiaries, reasonable restrictions on access to proprietary information of the Company or any of its Subsidiaries and (iii) the Lenders will coordinate their visits through the Administrative Agent with a view to preventing the visits provided for by this Section 6.6 from becoming unreasonably burdensome to the Borrowers or any of their Subsidiaries. Notwithstanding anything to the contrary in this Section 6.6, neither the Company nor any Subsidiary will be required to disclose or permit the inspection, examination, copying or discussion of any document, information or other matter (A) that constitutes non-financial trade secrets or non-financial proprietary information, (B) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives) is prohibited by applicable Law or any Contractual Obligation or (C) that is subject to attorney client or similar privilege or constitutes attorney work product.
6.7    Notices. Give notice to the Administrative Agent (it being agreed that the Administrative Agent shall, upon receipt of such notice, notify each Lender thereof) of the following within the time periods specified:
(a)    promptly after any Responsible Officer of any Borrower obtains knowledge thereof, the occurrence of any Default or Event of Default;
(b)    promptly after any Responsible Officer of any Borrower obtains knowledge thereof, the occurrence of:
(i)    any default or event of default under any Contractual Obligation (other than in respect of Indebtedness) of the Company or any of its Subsidiaries that, if not cured or waived, could reasonably be expected to have a Material Adverse Effect; and
(ii)    any litigation or proceeding affecting the Company or any of its Subsidiaries (other than claims-related litigation involving an Insurance Subsidiary) in which (x) the amount involved (and not covered by insurance) is $75,000,000 or more or (y) in which injunctive or similar relief is sought that could reasonably be expected to have a Material Adverse Effect and (B) any claims-related litigation affecting any Insurance Subsidiary which could reasonably be expected to have a Material Adverse Effect; and
(c)    within 30 days after a Responsible Officer of any Borrower obtains knowledge thereof, the occurrence of any ERISA Event which could reasonably be expected to result in liability to any Borrower in excess of $75,000,000.
Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer on behalf of the relevant Borrower setting forth details of the occurrence or such default referred to therein and stating what action the relevant Borrower or the relevant Subsidiary proposes to take with respect thereto.
6.8    Taxes. Pay, discharge, or otherwise satisfy before the same shall become overdue, all Taxes imposed upon it and its properties, other than where failure to pay such Taxes could not reasonably be expected to result in a Material Adverse Effect; provided that any such Tax need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided on the books of the Company or any of its Subsidiaries, as the case may be.
6.9    Use of Proceeds. Use the proceeds of the Loans and the Letters of Credit solely for the purposes set forth in Section 5.11.

7.    NEGATIVE COVENANTS
The Borrowers hereby agree that, from and after the Closing Date and so long as the Revolving Credit Commitments remain in effect, any Letter of Credit remains outstanding (except for those Cash Collateralized in accordance with Section 2.19), there exist any unpaid Reimbursement Obligations or any principal or interest on any Loan or any fee payable hereunder is owing to any Lender or the Administrative Agent hereunder:
7.1    Financial Condition Covenants.
(a)    Maintenance of Consolidated Net Worth. The Company shall not permit its Consolidated Net Worth, as of the end of any fiscal quarter, commencing with the first fiscal quarter ending after the Closing Date, to be less than an amount equal to:
(i)    sixty-five percent (65%) of Consolidated Net Worth as of June 30, 2015, provided that if any Person that is consolidated in the Company’s consolidated balance sheet and in which the Company’s consolidated balance sheet reflects a non-controlling interest as of June 30, 2015 is subsequently not required to be consolidated in the consolidated balance sheet of the Company in accordance with GAAP as of the end of any such fiscal quarter ending after the Closing Date, the amount in this clause (i) shall be reduced by sixty-five percent (65%) of the Company’s interests related to such Person as of June 30, 2015, plus
(ii)    twenty-five percent (25%) of positive Consolidated Net Income for each fiscal quarter ending after the Closing Date.
(b)    Maintenance of Total Consolidated Debt to Total Consolidated Capitalization Ratio. The Company shall not permit its Total Consolidated Debt to Total Consolidated Capitalization Ratio, as of the end of any fiscal quarter, commencing with the first fiscal quarter ending after the Closing Date, to exceed thirty-five percent (35%).
7.2    Limitation on Subsidiary Indebtedness. The Company will not permit any of its Subsidiaries (other than OneBeacon Holdings or any other Subsidiary that is a Guarantor) to create, incur or assume or suffer to exist any Indebtedness, except:
(a)    Indebtedness outstanding as of the Closing Date and any refinancings, refundings, renewals or extensions thereof (without any increase in the principal amount thereof, other than by the amount of any prepayment premiums, unpaid accrued interest and other costs of refinancing, refunding, renewal or extension);
(b)    Indebtedness of any Insurance Subsidiary incurred or issued in the ordinary course of its business or in securing insurance-related obligations (that do not constitute Indebtedness) of such Insurance Subsidiary and letters of credit, bank guarantees or similar instruments issued for the account of any Insurance Subsidiary in the ordinary course of its business or in securing insurance-related obligations (that do not constitute Indebtedness) of such Insurance Subsidiary;

(c)    Indebtedness in respect of letters of credit, bank guarantees or similar instruments, bids, leases, statutory obligations or other obligations of a like nature arising in the ordinary course of business and not for capital raising purposes;
(d)    short-term Indebtedness (i.e., with a maturity of less than one year when issued, provided that such Indebtedness may include an option to extend for up to an additional one year period) of any Insurance Subsidiary incurred or issued to provide short-term liquidity to facilitate claims payment in the event of catastrophe;
(e)    Indebtedness of any Person that becomes a Subsidiary after the Closing Date, or any Person merged into or consolidated with a Subsidiary after the Closing Date, and Indebtedness assumed in connection with the acquisition of assets, which Indebtedness, in each case, exists at the time of such Person becoming a Subsidiary or such merger, consolidation or acquisition and is not created in contemplation of such event, as well as any refinancings, refundings, renewals or extensions of such Indebtedness (without increase in the principal amount thereof other than by the amount of any prepayment premiums, unpaid accrued interest and other costs of refinancing, refunding, renewal or extension);
(f)    Indebtedness (including Capital Lease Obligations) incurred to finance the acquisition, lease, cost of design, construction, installation, repair, replacement or improvement of any tangible property or any insurance related assets, including through the acquisition of Capital Stock in any Person owning such property or assets, provided that such Indebtedness is incurred prior to or within 270 days after such acquisition, lease or replacement or the completion of such construction, design, installation, repair or improvement, as well as any refinancings, refundings, renewals or extensions of such Indebtedness (without increase in the principal amount thereof other than by the amount of any prepayment premiums, unpaid accrued interest and other costs of refinancing, refunding, renewal or extension);
(g)    Indebtedness owing or issued by a Subsidiary to any other Subsidiary or to the Company;
(h)    Guarantee Obligations made by a Subsidiary in respect of obligations of another Subsidiary or the Company;
(i)    Indebtedness represented by Qualified Securities, Trust Preferred Securities or Mandatory Convertible Securities (except to the extent such Indebtedness is included in the calculation of Total Consolidated Debt);
(j)    Indebtedness owed in respect of any overdrafts and related liabilities arising from treasury, depository and other cash management services or in connection with any automated clearing-house transfers of funds, in each case, incurred in the ordinary course of business;
(k)    to the extent constituting Indebtedness, liabilities representing collateral held with respect to securities lending activities and not exceeding 10% of the Company’s consolidated investment assets as of the end of the most recent fiscal quarter for which consolidated financial statements have been furnished pursuant to Section 6.1(a) or 6.1(b) (or, prior to the first such delivery, as of June 30, 2015); and

(l)    other Indebtedness of such Subsidiaries, provided that at the time such Indebtedness is incurred or issued, the aggregate principal amount of such Indebtedness, when added to all other Indebtedness incurred or issued pursuant to this clause (l) and then outstanding, does not exceed 15% of the Consolidated Net Worth as of the end of the most recent fiscal quarter for which consolidated financial statements have been furnished pursuant to Section 6.1(a) or 6.1(b) (or, prior to the first such delivery, as of June 30, 2015).
7.3    Limitation on Liens. The Company will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any property of the Company or any of its Subsidiaries, whether owned or leased on the date of this Agreement, or thereafter acquired, to secure any Debt of the Company or any of its Subsidiaries or any other Person, except:
(a)    (i) any Lien on any property of the Company or any Subsidiary existing as of the Closing Date and (ii) any Lien on any property of any Person existing at the time such Person becomes a Subsidiary, or is merged or consolidated with the Company or a Subsidiary, or existing on any property at the time of acquisition of such property, provided that such Lien was not created in connection with such Person becoming a Subsidiary or such merger, consolidation or acquisition, and any refinancing, extension, renewal or replacement (or successive refinancings, extensions, renewals or replacements) in whole or in part of any such Lien in clauses (i) or (ii) above; provided, however, that the principal amount of Debt secured by such Lien shall not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement (other than by the amount of any prepayment premiums, unpaid accrued interest and other costs of refinancing, extension, renewal or replacement); and provided, further, that such Lien shall be limited to all or such part of the property which secured the Lien so refinanced, extended, renewed or replaced (other than to proceeds and products of, and after-acquired property that is affixed or incorporated into, the property covered by such Lien);
(b)    any Permitted Liens; and
(c)    any other Lien upon any property, provided that at the time such Lien is incurred, the aggregate principal amount of all Debt then outstanding secured by such Lien and all other Liens permitted pursuant to this clause (c) (but not, for the avoidance of doubt, any Debt secured by Liens permitted by clause (a) or (b) above), does not exceed 10% of the sum of (i) total consolidated shareholders’ equity of the Company plus (ii) noncontrolling interests in the Company (such percentage of such sum being referred to as the “General Lien Basket Amount”) as of the end of the most recent fiscal quarter for which consolidated financial statements have been furnished pursuant to Section 6.1(a) or 6.1(b) (or, prior to the first such delivery, as of June 30, 2015); provided that, in calculating the General Lien Basket Amount at any time, the portion of the General Lien Basket Amount as of such time attributable to the noncontrolling interests referred to in clause (ii) above may not exceed $10,000,000.
7.4    Limitation on Changes in Fiscal Periods. The Company shall not permit its fiscal year to end on a day other than December 31 or change its method of determining fiscal quarters.

7.5    Limitation on Lines of Business. The Company shall not engage to any extent that is material for the Company and its Subsidiaries, taken as a whole, in any business, either directly or through any Subsidiary, other than a Principal Business.
7.6    Sanctions and Anti-Corruption Laws. No part of the proceeds of any Loan or Letter of Credit will be borrowed, obtained or used by the Borrowers or their Subsidiaries (a) for the purpose of (i) directly or indirectly funding any operations in, financing any investments or activities in or making any payments to, a Sanctioned Person or a Sanctioned Country, except, in each case, to the extent such activities are permitted for a U.S. Person to engage in under sanctions administered by OFAC, or (ii) making any payment in a violation of Anti-Corruption Laws or (b) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
8.    EVENTS OF DEFAULT
8.1    Events of Default. If any of the following events shall occur and be continuing:
(a)    (i) a Borrower shall fail to pay any principal of any Loan made to such Borrower or Reimbursement Obligation owing by such Borrower when due in accordance with the terms hereof, or (ii) a Borrower shall fail to pay any interest on any Loan made to such Borrower or Reimbursement Obligation owing by such Borrower, or any other amount payable by such Borrower hereunder or under any other Loan Document, within three Business Days after any such interest or other amount becomes due in accordance with the terms hereof;
(b)    a Borrower shall default in the observance or performance of any agreement contained in Section 6.7(a) or Article 7;
(c)    (i) any Borrower, any Guarantor or any Material Insurance Subsidiary shall voluntarily commence any case, proceeding or other action (other than any voluntary solvent liquidation, winding up or dissolution that, in the case of any such transaction with respect to a Borrower, does not constitute a Fundamental Change) (A) under any Debtor Relief Law, (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Borrower, any Guarantor or any Material Insurance Subsidiary shall make a general assignment for the benefit of its creditors; (ii) there shall be commenced against any Borrower, any Guarantor or any Material Insurance Subsidiary any case, proceeding or other action under any Debtor Relief Law that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; (iii) any Borrower, any Guarantor or any Material Insurance Subsidiary shall take any corporate action to authorize or effect any of the acts set forth in clause (i) or (ii), above; or (iv) any Borrower, any Guarantor or any Material Insurance Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due;
(d)    a Change of Control;
(e)    a Fundamental Change;

(f)    any representation or warranty made or deemed made by the Borrowers herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time pursuant to this Agreement or any other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made or furnished;
(g)    a Borrower shall default in the observance or performance of any other agreement, covenant, term or condition contained in this Agreement or any other Loan Document (not specified in Section 8.1(a), 8.1(b) or 8.1(f));
(h)    the Company or any of its Subsidiaries shall default (i) in making any payment of any principal of any Indebtedness (including, without limitation, any Guarantee Obligation, but excluding Indebtedness arising under the Loan Documents) on the scheduled or original due date with respect thereto (after giving effect to any applicable grace periods), (ii) in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (iii) in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto beyond the period of grace, if any, and the effect of which default is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder as a result of the occurrence of such default thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default described in clause (i), (ii) or (iii) above shall not at any time constitute an Event of Default unless, at such time, one or more defaults of the type described in clauses (i), (ii) and (iii) above shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $75,000,000;
(i)    (i) an ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $75,000,000, or (ii) any Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $75,000,000;
(j)    one or more judgments or decrees shall be entered against the Company or any of its Subsidiaries involving for the Company and its Subsidiaries taken as a whole a liability (to the extent not paid or fully covered by insurance or reinsurance above applicable deductibles) of $75,000,000 or more, and shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof;
(k)    the Guarantee Agreement shall cease for any reason (other than as provided in Section 10.17 or in the Guarantee Agreement) to be in full force and effect or a Borrower or any Guarantor shall so assert in writing; or

(l)    any License of any Insurance Subsidiary (i) shall be revoked by the Governmental Authority which issued such License, or any action (administrative or judicial) to revoke such License shall have been commenced against such Insurance Subsidiary and shall not have been dismissed within 30 days after the commencement thereof, (ii) shall be suspended by such Governmental Authority for a period in excess of 30 days or (iii) shall not be reissued or renewed by such Governmental Authority upon the expiration thereof following application for such reissuance or renewal of such Insurance Subsidiary, which, in the case of each of clauses (i), (ii) and (iii) above, could reasonably be expected to have a Material Adverse Effect.
Notwithstanding the foregoing, in the case of each of clauses (f) through (l) of this Section 8.1, such event shall not constitute an Event of Default unless such event continues unremedied for a period of 30 days after the Borrowers shall have received written notice of such event from the Administrative Agent or the Majority Lenders.
8.2    Remedies Upon Event of Default. If any Event of Default specified in Section 8.1 occurs and is continuing, then, and in any such event, (a) if such event is an Event of Default specified in clause (i) or (ii) of Section 8.1(c) above with respect to any Borrower, automatically the Revolving Credit Commitment of each Lender and any obligation of the Issuing Lenders to make L/C Credit Extensions shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (b) if such event is any other Event of Default specified in Section 8.1, either or both of the following actions may be taken: (i) with the consent of the Majority Lenders, the Administrative Agent may, or upon the request of the Majority Lenders the Administrative Agent shall, by notice to the Borrowers declare the Revolving Credit Commitments and the obligation of the Issuing Lenders to issue Letters of Credit to be terminated forthwith, whereupon the Revolving Credit Commitments and such obligations shall immediately terminate; and (ii) with the consent of the Majority Lenders, the Administrative Agent may, or upon the request of the Majority Lenders the Administrative Agent shall, by notice to the Borrowers, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. In the case of any Letter of Credit issued for the account of a Borrower with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, such Borrower shall at such time Cash Collateralize such L/C Obligations in an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Such Cash Collateral shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of such Borrower hereunder and under the other Loan Documents. After (x) all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of such Borrower hereunder and under the other Loan Documents shall have been paid in full or (y) all Defaults and Events of Default hereunder and under the other Loan Document shall have been cured or waived, the balance, if any, in such Cash Collateral account shall be returned to such Borrower (or such other Person as may be lawfully entitled thereto).
9.    THE ADMINISTRATIVE AGENT
9.1    Appointment. Each of the Lenders and the Issuing Lenders hereby irrevocably appoints U.S. Bank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except for the Company’s rights expressly set forth in Sections 9.7 and 9.9, the provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lenders, and the Borrowers shall not have rights as third party beneficiaries of any of such provisions.
9.2    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Persons. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Persons of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
9.3    Exculpatory Provisions. (a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
(i)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(ii)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise or that the Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and
(iii)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b)    The Administrative Agent shall not be liable to the Lenders or the Issuing Lenders for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.1 and 8.2) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by a Borrower, a Lender or an Issuing Lender.
(c)    The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Loan Documents, (v) the value or the sufficiency of any collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or to confirm, where applicable, its satisfaction with or acceptance of any document or other matter where such satisfaction or acceptance is expressly required under the Loan Documents.
9.4    Reliance by Administrative Agent. (a) The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
(b)    For purposes of determining compliance with the conditions specified in Section 4.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative

Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
9.5    Non-Reliance on Administrative Agent and Other Lenders. Each Lender and each Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or Issuing Lender or any of their Related Persons and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or Issuing Lender or any of their Related Persons and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
9.6    Administrative Agent in its Individual Capacity. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender or an Issuing Lender as any other Lender or Issuing Lender and may exercise the same as though it were not the Administrative Agent and the term “Lenders” and “Issuing Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or Issuing Lenders.
9.7    Successor Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lenders and the Borrowers. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, with the consent of the Company at all times other than during the continuance of a Specified Event of Default (which consent of the Company shall not be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If such a successor is appointed and has accepted such appointment within 30 days after the giving of such notice, such resignation shall be effective upon such appointment and acceptance. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrowers, the Lenders and the Issuing Lenders that no qualifying Person has accepted such appointment, then (a) such resignation shall nonetheless become effective in accordance with such notice, (b) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents in its capacity as the Administrative Agent (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or any Issuing Lender under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (c)

all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lenders directly, until such time as the Majority Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Sections 10.5 and 10.6 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Persons in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
If a successor has accepted its appointment as Administrative Agent hereunder, and such successor either has been consented to by the Company as set forth above or the Company has otherwise confirmed in writing that such successor is reasonably acceptable to the Company, any resignation by U.S. Bank as Administrative Agent pursuant to this Section shall also constitute its resignation as an Issuing Lender and the Issuing Agent, and such successor Administrative Agent shall succeed to and become vested with all of the rights, powers, privileges and duties of U.S. Bank as the retiring Issuing Lender and the retiring Issuing Agent and U.S. Bank as the retiring Issuing Lender and the retiring Issuing Agent shall be discharged from all of its respective duties and obligations hereunder or under the other Loan Documents, except that U.S. Bank shall retain all the rights and obligations of an Issuing Lender and the Issuing Agent hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an Issuing Lender and the Issuing Agent and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 3.3) but shall not be required to issue any additional Letters of Credit. The successor Issuing Lender or the successor Issuing Agent shall issue Letters of Credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to U.S. Bank, the Company and the beneficiaries of such Letters of Credit to effectively assume the obligations of U.S. Bank with respect to such Letters of Credit.
9.8    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Borrower or any Guarantor, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lenders and the Administrative Agent under Sections 2.4, 3.8, 10.5, and 10.6) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.4(c), 10.5 and 10.6.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Lender any plan of reorganization, arrangement, adjustment or composition affecting the obligations of the Borrowers hereunder or the rights of any Lender or any Issuing Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or any Issuing Lender or in any such proceeding.
9.9    Guarantee Matters. The Lenders and the Issuing Lenders irrevocably authorize the Administrative Agent to effect any release of Guarantee Obligations contemplated by Section 10.17. Upon request by the Administrative Agent at any time, the Majority Lenders will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under the Guarantee Agreement pursuant to this Section 9.9.
9.10    Other Agents; Arrangers and Managers. None of the Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “co-agent,” “book manager,” “lead manager,” “arranger,” “lead arranger” or “co-arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement, other than, in the case of any such Person that is a Lender or an Issuing Lenders, those applicable to all Lenders or Issuing Lenders as such. Without limiting the foregoing, none of the Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.
10.    MISCELLANEOUS
10.1    Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrowers or the Guarantors therefrom, shall be effective unless, in the case of this Agreement, in writing signed by the Majority Lenders and the Company and delivered to the Administrative Agent or, in the case of any other Loan Document, in writing signed by the Administrative Agent, with the consent of the Majority Lenders, and the Company and, if applicable, the Guarantors that are party thereto, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
(a)    extend the scheduled expiration date of, or increase the amount of, the Revolving Credit Commitment of any Lender (or reinstate any Revolving Credit Commitment terminated pursuant to Section 8.2) without the written consent of such Lender;
(b)    postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest or fees payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;
(c)    reduce the principal of, or the rate of interest specified herein on, any Loan or Fronted L/C Borrowing or, subject to clause (iii) of the second proviso to this Section 10.1, any fees or other amounts payable hereunder or under any other Loan Document (in each case, other than as a result of any change in any defined term used in the definition of Applicable Margin or Facility Fee Rate which defined term is not used solely in such definition) without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Majority Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest or fees at the Default Rate;
(d)    change Section 2.12(a) or 2.12(b) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly and adversely affected thereby;
(e)    change any provision of this Section 10.1 or the percentage in the definition of “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;
(f)    amend, modify or waive the provisions of the definition of Interest Period regarding twelve month Interest Period for Eurodollar Loans without the consent of each Lender;
(g)    consent to the assignment or transfer by the Borrowers of any of their rights and obligations under this Agreement and the other Loan Documents, except as contemplated by the definition of Fundamental Change, without the written consent of each Lender; or
(h)    release the Company or OneBeacon Holdings from its Guarantee Obligations under the Guarantee Agreement, except as provided in Section 10.17, without the written consent of each Lender;
and, provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by an Issuing Lender in addition to the Lenders required above, modify the rights or duties of such Issuing Lender under this Agreement or any Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, modify the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.
Notwithstanding anything to the contrary herein:
(a)no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Revolving Credit Commitment of such Lender may not be increased or extended without the consent of such Lender;
(b)this Agreement and the other Loan Documents may be amended (or amended and restated) with the written consent of the Majority Lenders, the Administrative Agent and the Company and, in the case of any Loan Document other than this Agreement, the Guarantors party thereto (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans, the L/C Obligations and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Majority Lenders; and
(c)any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Company and the Administrative Agent (i) to cure any obvious error or any ambiguity, omission, defect or inconsistency of a technical nature or (ii) to better implement the intentions of this Agreement, so long as, the case of this clause (ii), (A) such amendment does not adversely affect the rights of any Lender or (B) the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Majority Lenders stating that the Majority Lenders object to such amendment.
Any such amendment, waiver and consent shall apply equally to each of the Lenders and shall be binding upon the Borrowers, the Guarantors, the Lenders, the Issuing Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Borrowers, the Guarantors, the Lenders, the Issuing Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Any such amendment, waiver or consent shall be effected by a written instrument signed by the parties required to sign pursuant to the foregoing provisions of this Section 10.1; provided, that delivery of an executed signature page of any such instrument by facsimile transmission or other electronic imaging shall be effective as delivery of a manually executed counterpart thereof.

10.2    Notices; Effectiveness; Electronic Communication.
(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.2(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, sent by fax or by electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)    if to the Borrowers, the Administrative Agent or any Issuing Lender, to the address, fax number, electronic mail address or telephone number specified for such Person on Schedule 10.2; and
(ii)    if to any other Lender, to the address, fax number, electronic mail address or telephone number specified in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by fax shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in Section 10.2(b) shall be effective as provided in such Section.
(b)    Electronic Communications. Notices and other communications to the Lenders and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices under Article 2 to any Lender or Issuing Lender if such Lender or Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or each Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent and the Company otherwise agree, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT-RELATED PERSONS DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT-RELATED PERSONS, ANY BORROWER OR ANY GUARANTOR IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Agent-Related Persons, the Borrowers or the Guarantors have any liability to any Agent-Related Person, any Borrower, any Lender or the Issuing Lender for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s, any Guarantor’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent-Related Persons, such Borrower or such Guarantor; provided, however, that in no event shall any Agent-Related Persons, any Borrower or any Guarantor have any liability to any Agent-Related Person, any Borrower, any Lender, or the Issuing Lender for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages). Each Lender and Issuing Lender agrees that the Borrowers and the Guarantors shall be responsible only for the Borrower Materials and shall not have any liability (unless otherwise agreed in writing by the Borrowers) for any other materials made available to the Lenders or the Issuing Lenders and shall not have any liability for any errors or omissions other than errors or omissions in the materials delivered to the Administrative Agent by the Borrowers. Nothing in this Section 10.2(c) shall limit the obligation of the Administrative Agent and the Lenders under Section 10.16.
(d)    Change of Address, Etc. The Borrowers, the Administrative Agent and the Issuing Lenders may change its address, fax or telephone number or email for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, fax or telephone number and email for notices and other communications hereunder by notice to the Borrowers, the Administrative Agent and the Issuing Lenders. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, fax number and email address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.
(e)    Reliance by Administrative Agent, Issuing Lender and Lenders. The Administrative Agent, the Issuing Lenders and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrowers, even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof, provided that the foregoing shall not apply to any reliance or acting to the extent constituting gross negligence or willful misconduct of the Administrative Agent, the relevant Issuing Lender, the relevant Lender or any Agent-Related Person. The Borrowers shall indemnify the Administrative Agent, the Issuing Lenders, the Lenders and the Agent-Related Persons from all losses, costs, expenses and liabilities resulting from the reliance by such Persons on each notice purportedly given by or on behalf of the Borrowers; provided that the foregoing shall not apply to losses, costs, expenses and liabilities to the extent arising from gross negligence or willful misconduct of the Administrative Agent, the relevant Issuing Lender, the relevant Lender or any Agent-Related Person. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
(f)    Effectiveness of Facsimile or Electronic Imaging Documents and Signatures. The Loan Documents may be transmitted and/or signed by facsimile or other electronic imaging means (e.g., “pdf” or “tif”). The effectiveness of any such documents and signatures shall have the same force and effect as manually-signed originals and shall be binding on the Borrowers, the Guarantors, the Administrative Agent, the Lenders and the Issuing Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.
10.3    No Waiver; Cumulative Remedies; Enforcement. (a) No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.
(b)    Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrowers or the Guarantors shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.2 for the benefit of all the Lenders and the Issuing Lenders; provided, however, that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) an Issuing Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as an Issuing Lender) hereunder and under the other Loan Documents, (iii) any Lender from exercising setoff rights in accordance with Section 10.8(b) (subject to the terms of Section 10.8(a)) or (iv) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Borrower or any Guarantor under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (A) the Majority Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.2 and (B) in addition to the matters set forth in clauses (i), (ii) and (iii) of the preceding proviso and subject to Section 10.8(a), any Lender may, with the consent of the Majority Lenders, enforce any rights and remedies available to it and as authorized by the Majority Lenders.

10.4    Survival. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any extension of credit. All covenants and agreements made by the Borrowers and the Guarantors in the Loan Documents shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee payable under this Agreement is outstanding and unpaid or any Letter of Credit or Reimbursement Obligation is outstanding and so long as the Revolving Credit Commitments have not expired or terminated. Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement or any other Loan Document, in the event that, in connection with the refinancing or repayment in full of the credit facility provided for herein, any Issuing Lender shall have provided to the Administrative Agent a written consent to the release of the Lenders from their obligations hereunder with respect to any Fronted Letter of Credit issued by such Issuing Lender (whether as a result of the obligations of the Borrowers (and any other account party) in respect of such Letter of Credit having been collateralized in full by a deposit of cash with such Issuing Lender, or being supported by a letter of credit that names such Issuing Lender as the beneficiary thereunder, or otherwise), then from and after such time such Fronted Letter of Credit shall cease to be a “Letter of Credit” outstanding hereunder for all purposes of this Agreement and the other Loan Documents, and the Lenders shall be deemed to have no participations in such Fronted Letter of Credit, and no obligations with respect thereto, under Section 3.3.
10.5    Attorney Costs and Expenses. The Borrowers agree jointly and severally (a) to pay or reimburse the Administrative Agent and the Arrangers for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby (limited, in the case of costs and expenses of counsel, to the reasonable and documented fees and out-of-pocket expenses of a single firm of outside counsel collectively for the Administrative Agent and the Arrangers and, in addition, a single firm of outside local counsel in any applicable jurisdiction as to which the Administrative Agent reasonably determines that local counsel is appropriate) and (b) to pay or reimburse the Administrative Agent and each Lender for all reasonable and documented out-of-pocket costs and expenses (which may include, to the extent reasonably incurred, all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Administrative Agent and the cost of independent public accountants and other outside experts) incurred in connection with the enforcement or attempted enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the obligations of the Borrowers hereunder or under any of the other Loan Documents and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all reasonable and documented fees and out-of-pocket costs of counsel. All amounts due under this Section 10.5 shall be payable not later than 30 days following written demand. The agreements in this Section 10.5 shall survive the termination of the Total Revolving Credit Commitments and repayment of all other obligations.
10.6    Indemnification. (a) Whether or not the transactions contemplated hereby are consummated, the Borrowers shall jointly and severally indemnify and hold harmless each Agent-Related Person, each Arranger, each Lender, each Issuing Lender and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, settlement payments and causes of action of any kind or nature whatsoever and related reasonable and documented out-of-pocket costs and expenses (limited, in the case of counsel, to the reasonable and documented fees and out-of-pocket expenses of a single firm of outside counsel collectively for all Indemnitees affected thereby and, in addition, a single firm of outside local counsel in any applicable jurisdiction as to which the Indemnitees affected thereby collectively reasonably determine that local counsel is appropriate except, in either case, to the extent that any Indemnitee shall in good faith determine that representation by a single counsel shall result in a conflict, in which case an additional firm of outside counsel for all such Indemnitees similarly situated shall be permitted) which may at any time be imposed on, incurred, suffered, sustained, required to be paid by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or the consummation of the transactions contemplated thereby, (b) any Revolving Credit Commitment, Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Lender or any Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such Indemnified Liabilities are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (i) the gross negligence or willful misconduct of such Indemnitee or the gross negligence or willful misconduct of any of such Indemnitee’s Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact, (ii) a material breach in bad faith by such Indemnitee or any of such Indemnitee’s Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact of this Agreement or any other Loan Document or (iii) claims of one or more Indemnitee against another Indemnitee (other than claims against the Administrative Agent, other named agents or the Arrangers in their capacities as such) and not involving any act or omission of the Company or any of its Subsidiaries. In all such litigation, or the preparation therefor, the Indemnitees shall be entitled to select counsel to the Indemnitees. All amounts due under this Section 10.6 shall be payable not later than 30 days following written demand. This

Section 10.6(a) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.
(b)    To the extent that any Borrower for any reason fails to indefeasibly pay any amount required under Section 10.5 or 10.6(a) to be paid by it to the Administrative Agent (or any sub-agent thereof), any Issuing Lender or any Agent-Related Person of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuing Lender or such Agent-Related Person, as the case may be, such Lender’s Revolving Credit Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Issuing Lender in its capacity as such, or against any Agent-Related Person of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or Issuing Lender in connection with such capacity. The obligations of the Lenders under this Section 10.6(b) are subject to the provisions of Section 2.12(f).
(c)    To the fullest extent permitted by applicable law, the Borrowers and each Indemnitee shall not assert, and each hereby waives, any claim against any Indemnitee or the Company or any of its Subsidiaries, as applicable, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof; provided that nothing in this sentence shall affect the obligations of the Borrowers under Section 10.6(a). Neither the Borrowers nor any Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by or on behalf of the Borrowers or such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, other than, in the case of any Indemnitee, for direct or actual damages that are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (i) the gross negligence or willful misconduct of such Indemnitee or the gross negligence or willful misconduct of any of such Indemnitee’s Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact or (ii) a material breach in bad faith by such Indemnitee or any of such Indemnitee’s Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact of this Agreement or any other Loan Document.
(d)    The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Total Revolving Credit Commitments and the repayment, satisfaction or discharge of all the other obligations.
For the avoidance of doubt, the reference to each Lender in this Section 10.6 includes, without limitation, a reference to such Lender in its capacity as a Co-Syndication Agent or a Co-Documentation Agent, as applicable.

10.7    Successors and Assigns.
(a)    Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that, other than as contemplated by the definition of the Fundamental Changes, the Borrowers may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.7(b), (ii) by way of participation in accordance with the provisions of Section 10.7(d) and (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.7(e) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.7(d) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign and delegate to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and the Loans (including, for purposes of this Section 10.7(b), participations in L/C Obligations) at the time owing to it); provided that any such assignment and delegation shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Credit Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in clause (A) above, the aggregate amount of the Revolving Credit Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Revolving Credit Commitments are not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Specified Event of Default has occurred and is continuing, the Company otherwise consent (each such consent not to be unreasonably withheld or delayed).
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment and delegation of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement and the other Loan Documents with respect to the Loans or the Revolving Credit Commitment assigned;
(iii)    Required Consents. In addition to any consent required by clause (b)(i)(B) above:
(A)    the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (1) a Specified Event of Default has occurred and is continuing at the time of such assignment and delegation or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Company shall be deemed to have consented to any assignment and delegation if it shall not have objected thereto in writing within 10 Business Days after receiving written notice thereof from the Administrative Agent;
(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment and delegation is to a Person that is not a Lender or an Affiliate of the assigning Lender; and
(C)    the consent of each Issuing Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment and delegation that increases the obligation of the assignee to participate in exposure under one or more Fronted Letters of Credit (whether or not then outstanding).
(iv)    Assignment and Assumption. The parties to each assignment and delegation shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment and delegation. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)    No Assignment to Certain Persons. No such assignment or delegation shall be made (A) to the Company or any of its Subsidiaries or other Affiliates, (B) to any Defaulting Lender or any of its Subsidiaries or Affiliates, or any Person that, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), (C) to a natural person, (D) to an Approved Fund unless a Specified Event of Default has occurred and is continuing or (E) to any Person which at the time of such assignment or delegation (1) does not have a long-term deposit rating of A or higher by Standard & Poor’s Financial Services LLC and A2 or higher by Moody’s Investors Service, Inc. or (2) has not been approved by the Securities Valuation Office of the NAIC.
(vi)    Certain Additional Payments. In connection with any assignment and delegation of rights and obligations of any Defaulting Lender hereunder, no such assignment or delegation shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties thereto shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by such Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Revolving Credit Percentage. Notwithstanding the foregoing, in the event that any assignment and delegation of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
(vii)    Amendment of Pro Rata Letters of Credit. As of the effective date of such assignment and delegation, each Pro Rata Letter of Credit then outstanding shall be amended in accordance with the terms thereof to reflect the Revolving Credit Percentages of the Lenders after giving effect to such assignment and delegation.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.7(c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned and delegated by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned and delegated by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15, 10.5 and 10.6 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender and a replacement Note, as applicable, to the assigning Lender. Any assignment or delegation by a Lender of rights or obligations under this Agreement and the other Loan Documents that does not comply with this Section 10.7(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.7(d).
(c)    Register. The Administrative Agent, acting solely for this purpose as a non‑fiduciary agent of the Borrowers (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Credit Commitments of, and principal amounts of (and stated interest on) the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by any Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. (i) General. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or any Subsidiary or Affiliate of a Defaulting Lender, or the Company or any of its Subsidiaries or other Affiliates) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Lenders and the Issuing Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of, or consent under, any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clause (a), (b), (c) or (d) of the first proviso to Section 10.1 that directly affects such Participant. Subject to Section 10.7(d)(iii), the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 (subject to the requirements and limitations therein, including the requirements under Section 2.14(g) (it being understood that the documentation required under Section 2.14(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.7(b); provided that such Participant agrees to be subject to the provisions of Sections 2.17 and 2.18 as if it were an assignee under Section 10.7(b). Each Lender that sells a participation agrees, at the Company’s request and expense, to use reasonable efforts to cooperate with the Company to effectuate the provisions of Section 2.18 with respect to any Participant (with the provisions of such Section applying, mutatis mutandis, to such Lender on account of any reimbursement requests made by or any amounts paid or payable on account of such Participant). To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 10.8(b) as though it were a Lender, provided such Participant agrees to be subject to Section 10.8(a) as though it were a Lender.
(ii)    Participant Register. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the

Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(iii)    Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 2.13, 2.14 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.14 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Sections 2.14(g) as though it were a Lender.
(e)    Certain Pledges. Notwithstanding anything to the contrary contained herein, any Lender may, with notice to, but without prior consent of the Company and the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank, provided that notice to the Borrowers and the Administrative Agent shall not be required in the case of a pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank; provided further that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute, or permit the substitution of, any such pledgee or assignee for such Lender as a party hereto.
(f)    Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
(g)    Resignation as Issuing Lender and Issuing Agent after Assignment. Notwithstanding anything to the contrary contained herein, if at any time U.S. Bank assigns all of its Revolving Credit Commitment and Loans pursuant to Section 10.7(b), U.S. Bank may, upon 30 days’ notice to the Borrowers and the Lenders, resign as an Issuing Lender and the Issuing Agent, so long as a successor Issuing Lender and Issuing Agent (which shall have been approved in writing by the Company, such approval not to be unreasonably withheld or delayed) has been appointed and has accepted such appointment. If such a successor has accepted its appointment as an Issuing Lender and the Issuing Agent, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of U.S. Bank as the retiring Issuing Lender and the retiring Issuing Agent, and U.S. Bank as the retiring Issuing Lender and the retiring Issuing Agent shall be discharged from all of its respective duties and obligations hereunder or under the other Loan Documents, except that U.S. Bank shall retain all the rights and obligations of an Issuing Lender and the Issuing Agent hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an Issuing Lender and the Issuing Agent and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 3.3) but shall not be required to issue any additional Letters of Credit. The successor Issuing Lender or the successor Issuing Agent shall issue Letters of Credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to U.S. Bank, the Company and the beneficiaries of such Letters of Credit to effectively assume the obligations of U.S. Bank with respect to such Letters of Credit.
10.8    Adjustments; Setoff. (a) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (i) any Loans and other amounts due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (x) such Loans and other amounts due and payable to such Lender at such time to (y) the aggregate amount of Loans and other amounts due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of Loans and other amounts due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (ii) Loans and other amounts owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (x) the amount of such Loans and other amounts owing (but not due and payable) to such Lender at such time to (y) the aggregate amount of Loans and other amounts owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payment on account of Loans and other amounts owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time, then the Lender receiving such greater proportion shall (A) notify the Administrative Agent of such fact and (B) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations of the other Lenders, or make such other adjustments as shall be equitable so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Loans and other amounts then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:
(i)    if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)    the provisions of this Section 10.8(a) shall not be construed to apply to (x) any payment made by or on behalf of the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.19, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations to any assignee or participant, other than an assignment to the Company or any Subsidiary or other Affiliate thereof (as to which the provisions of this Section 10.8(a) shall apply).
Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.
(b)    In addition to any rights and remedies of the Lenders provided by Law, each Lender shall have the right, without prior notice to the Borrowers, any such notice being expressly waived by the Borrowers to the extent permitted by applicable Law, upon any amount becoming due and payable by the Borrowers hereunder (whether at the stated maturity, by acceleration or otherwise) and not paid when due, to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrowers; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so setoff shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.20 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) such Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees promptly to notify the Borrowers, as the case may be, and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.
10.9    Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same agreement. Delivery of an executed signature page of this Agreement by facsimile transmission or other electronic imaging means shall be effective as delivery of a manually executed counterpart hereof.
10.10    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.10, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting

Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.
10.11    Integration. This Agreement, the other Loan Documents and the Fee Letter represent the entire agreement of the Borrowers, the Administrative Agent, the Lenders and the Issuing Lenders with respect to the subject matter hereof and thereof and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements among the parties, and there are no promises, undertakings, representations or warranties by the Borrowers, the Administrative Agent, the Lenders and the Issuing Lenders relative to subject matter hereof not expressly set forth or referred to herein, in the other Loan Documents or in the Fee Letter. The Borrowers agree that its obligations under the Fee Letter shall survive the execution and delivery of this Agreement.
10.12    GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY).
10.13    SUBMISSION TO JURISDICTION; WAIVERS. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY:
(a)    SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;
(b)    AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW;
(c)    CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;
(d)    AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS SET FORTH IN SECTION 10.2 OR AT SUCH

OTHER ADDRESS OF WHICH THE ADMINISTRATIVE AGENT SHALL HAVE BEEN NOTIFIED PURSUANT THERETO; AND
(e)    AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.
10.14    WAIVERS OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.14 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
10.15    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrowers acknowledge and agree, and acknowledge their Subsidiaries’ understanding, that: (a) (i) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arrangers are arm’s-length commercial transactions between the Borrowers and their Affiliates, on the one hand, and the Administrative Agent and the Arrangers, on the other hand, (ii) the Borrowers have consulted its own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate, and (iii) the Borrowers are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) the Administrative Agent and the Arrangers each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrowers or any of their Affiliates, or any other Person, and (ii) neither the Administrative Agent nor any Arranger has any obligation to the Borrowers or any of their Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their Affiliates, and neither the Administrative Agent nor any Arranger has any obligation to disclose any of such interests to the Borrowers or their Affiliates. To the fullest extent permitted by law, the Borrowers hereby waive and release any claims that it may have against the Administrative Agent and any Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.16    Confidentiality. Each of the Administrative Agent, the Lenders and the Issuing Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives as need to know such Information (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any bank regulatory authority purporting to have jurisdiction over it, (c) to the extent required by applicable Laws or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.16, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and their obligations, (g) with the consent of the Company or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 10.16 or (ii) becomes available to the Administrative Agent, such Lender or such Issuing Lender on a nonconfidential basis from a source other than the Borrowers; provided that the Administrative Agent, such Lender or such Issuing Lender shall notify the Company as soon as practical in advance of any proposed disclosure pursuant to clause (c) above, unless such notification shall be prohibited by applicable law or legal process, so that the Borrowers may seek a protective order or other appropriate remedy and the Administrative Agent, such Lender or such Issuing Lender will disclose only that portion of the Information that it is advised by its counsel is legally required or otherwise necessary to disclose. For purposes of this Section 10.16, “Information” means all information received from the Company or any of its Subsidiaries relating to the Company, any of its Subsidiaries or other Affiliates or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Lender on a nonconfidential basis prior to disclosure by the Company or any of its Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section 10.16 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Each of the Administrative Agent, the Lenders and the Issuing Lenders acknowledges that (a) the Information may include material non-public information concerning the Company, any Subsidiary or their respective securities, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.
10.17    Release of Guarantee Obligations. Notwithstanding anything to the contrary contained herein or any other Loan Document, when all the principal of and all accrued interest on any Loans and all fees payable under this Agreement shall have been paid in full, all Revolving Credit Commitments have terminated, there exist no unpaid Reimbursement Obligations and no Letter of Credit shall be outstanding (except for those Cash Collateralized in accordance with Section 2.19), the Administrative Agent shall, promptly upon the written request of the Company

(without vote or consent of any Lender or any Issuing Lender), take such actions as may be required to release all Guarantee Obligations of the Company and each Guarantor under any Loan Document, including the Guarantee Agreement. Any release of such Guarantee Obligations pursuant to this immediately preceding sentence above shall be deemed subject to the provision that such Guarantee Obligations shall be reinstated as to the Company or any Guarantor at the time of such release if after such release any portion of any payment in respect of the obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Company or such Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Company or such Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made. In addition, the Administrative Agent shall, promptly upon the written request of the Company (without vote or consent of any Lender or Issuing Lender), release all Guarantee Obligations of any Guarantor (other than any Borrower) under the Loan Documents, including the Guarantee Agreement, if the Company shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the Company to the effect that, at the time of such requested release, no Default or Event of Default shall have occurred and be continuing either immediately before or immediately after giving effect to such release. In connection with any release of any Guarantor under this Section 10.17, the Administrative Agent will, at the Borrowers’ expense, execute and deliver such documents as the Company may reasonably request to evidence such release.
10.18    USA PATRIOT Act Notice. Each Lender that is subject to the PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of Title III of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrowers in accordance with the PATRIOT Act.
10.19    Interest Rate Limitation.
(a)    Notwithstanding anything to the contrary contained in any Loan Document, if at any time the rate of interest payable under any Loan Document (the “Stated Rate”) would exceed the rate of interest permitted to be charged under any applicable Law (the “Maximum Rate”), then for so long as the Maximum Rate would be so exceeded, the rate of interest payable shall be equal to the Maximum Rate; provided that if at any time thereafter, the Stated Rate is less than the Maximum Rate, the Borrowers shall, to the extent permitted by applicable Law, continue to pay interest at the Maximum Rate until such time as the total interest received is equal to the total interest which would have been received had the Stated Rate been (but for the operation of this provision) the interest rate payable. Thereafter, the interest rate payable shall be the Stated Rate unless and until the Stated Rate again would exceed the Maximum Rate, in which event this provision shall again apply.

(b)    In no event shall the total interest received by a Lender exceed the amount which it could lawfully have received had the interest been calculated for the full term hereof at the Maximum Rate.
[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

The Borrowers:

ONEBEACON INSURANCE GROUP, LTD.

By:	/s/ Paul H. McDonough
Name:	Paul H. McDonough
Title:	Senior Vice President and Chief Financial Officer

ONEBEACON U.S. HOLDINGS, INC.

By:	/s/ Paul H. McDonough
Name:	Paul H. McDonough
Title:	Senior Vice President

[Signature page to Credit Agreement (OneBeacon Insurance Group, Ltd. and OneBeacon U.S. Holdings, Inc.)]

U.S. BANK NATIONAL ASSOCIATION, as the Administrative Agent, the Issuing Agent, an Issuing Lender and a Lender

By:	/s/ Evan Glass
Name:	Evan Glass
Title:	Senior Vice President

[Signature page to Credit Agreement (OneBeacon Insurance Group, Ltd. and OneBeacon U.S. Holdings, Inc.)]

BMO HARRIS BANK N.A., as a Lender and Issuing Lender

By:	/s/ Debra Basler
Name:	Debra Basler
Title:	Managing Director

[Signature page to Credit Agreement (OneBeacon Insurance Group, Ltd. and OneBeacon U.S. Holdings, Inc.)]

SCHEDULE 2.1
COMMITMENT SCHEDULE

Lender	Revolving Credit Commitment
U.S. Bank National Association	$35,000,000
BMO Harris Bank N.A.	$30,000,000
TOTAL	$65,000,000

SCHEDULE 10.2
ADMINISTRATIVE AGENT’S OFFICE;
CERTAIN ADDRESSES FOR NOTICES

BORROWERS:
OneBeacon Insurance Group, Ltd.
14 Wesley Street
5th Floor
Hamilton HM11, Bermuda
Attention: Paul H. McDonough, Senior Vice President  & Chief Financial Officer
Telephone: 441-278-3180
Fax: 441-278-3170
Electronic Mail: PMcDonough@OneBeacon.com
U.S. Taxpayer Identification Number: 98-0503315

OneBeacon U.S. Holdings, Inc.
605 Waterford Park
605 Highway 169 North
Suite 800
Plymouth, MN  55441
Attention: Paul H. McDonough, Senior Vice President
Phone: 952-852-6020
Fax:  888-340-6383
Electronic Mail: PMcDonough@OneBeacon.com
U.S. Taxpayer Identification Number: 52-2272489

ADMINISTRATIVE AGENT:
Administrative Agent’s Office
(for payments and Requests for Credit Extensions):
U.S. Bank National Association
800 Nicollet Mall
Minneapolis, MN 55402
Attention: Rich Simons
Telephone: 612-303-9369
Fax: 612-303-3851
Electronic Mail: richard.simons1@usbank.com
ABA: 091000022
ACCT: 0006854-2160600
Ref: OneBeacon
Beneficiary: Syndication Services

ISSUING LENDER:
U.S. Bank National Association
800 Nicollet Mall
Minneapolis, MN 55402
Attention: Rich Simons
Telephone: 612-303-9369
Fax: 612-303-3851
Electronic Mail: richard.simons1@usbank.com

EXHIBIT A
ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into between the Assignor identified below (the “Assignor”) and the Assignee identified below (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (a) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the Credit Agreement (including, without limitation, participations in L/C Obligations and the Guarantee Agreement) and (b) to the extent permitted to be assigned under applicable Law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (a) and (b) above being referred to herein collectively as the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor: ____________

2.	Assignee: ____________[, is [a Lender] [an [Affiliate][Approved Fund] of [identify Lender]][1]

3.	Borrowers: OneBeacon Insurance Group, Ltd. and OneBeacon U.S. Holdings, Inc.

4.	Administrative Agent: U.S. Bank National Association, as the administrative agent under the Credit Agreement

5.
Credit Agreement: Credit Agreement, dated as of September 29, 2015, among OneBeacon Insurance Group, Ltd., OneBeacon U.S. Holdings, Inc., each Lender from time to time party thereto and U.S. Bank National Association, as the Administrative Agent, an Issuing Lender and the Issuing Agent.

6.	Assigned Interest:

Facility	Aggregate Amount of Revolving Credit Commitments/ Loans for all Lenders[2]	Amount of Revolving Credit Commitments/ Loans/Assigned[3]	Percentage Assigned of Revolving Credit Commitments/Loans for all Lenders[4]	CUSIP Number
Revolving Credit Commitments/ Loans	$[ ]	$/[Currency]	%

Effective Date:                                      , 20     [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[1] Select as applicable
[2] Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Closing Date and the Trade Date.

[3] Must comply with Section 10.7(b)(i) of the Credit Agreement.
[4] Set forth, to at least 9 decimals, as a percentage of the Revolving Credit Commitments/Loans of all Lenders.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and][5] Accepted:

U.S. BANK NATIONAL ASSOCIATION,
as Administrative Agent

By:
Name:
Title:

[Consented to:][6]

ONEBEACON INSURANCE GROUP, LTD.

By:
Name:
Title:

[Consented to:][7]

[____________________],
as Issuing Lender

By:
Name:
Title:

[5] Not required if the Assignee is a Lender or an Affiliate of the Assignor.
[6] Not required if a Specified Event of Default has occurred and is continuing or if the Assignee is a Lender, an Affiliate of a Lender or an Approved Fund.
[7] Include consents of each Issuing Lender if required pursuant to Section 10.7(b)(iii) of the Credit Agreement.

ANNEX 1 TO
ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.    Representations and Warranties.

1.1.    Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, other than any representations and warranties by it set forth in this Assignment and Assumption, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents, (iii) the financial condition of the Borrowers, any of their Subsidiaries or other Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrowers, any of their Subsidiaries or other Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.    Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.7(b)(v) of the Credit Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.    Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.    General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by fax or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption and the rights and obligations of the parties under this Assignment and Assumption shall be governed by, and construed and interpreted in accordance with, the law of the State of New York (excluding the laws applicable to conflicts or choice of law to the extent that the application of the law of another jurisdiction would be required thereby).

EXHIBIT B
FORM OF COMPLIANCE CERTIFICATE

Date: _______, 20__

This Compliance Certificate (this “Certificate”) is delivered pursuant to Section 6.2(a) of the Credit Agreement, dated as of September 29, 2015 (as amended, restated, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among OneBeacon Insurance Group, Ltd., a company organized under the laws of Bermuda (the “Company”), OneBeacon U.S. Holdings, Inc., a Delaware corporation, each Lender from time to time party thereto and U.S. Bank National Association, as the Administrative Agent, an Issuing Lender and the Issuing Agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement.

The undersigned hereby certifies to the Administrative Agent and the Lenders as follows:
1.    I am the duly elected, qualified and acting [the Company to insert title of the signing Responsible Officer] of the Company.
2.    I have reviewed and am familiar with the contents of this Certificate.

3.    I have no knowledge of the existence, as of the date of this Certificate, of any continuing Default or Event of Default[, except as set forth below].

4.    Attached hereto as Annex 1 are the computations showing compliance by the Company with the covenants set forth in Section 7.1 of the Credit Agreement as of [ ], 20[ ].

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the date first set forth above.

ONEBEACON INSURANCE GROUP, LTD.

By:
Name:
Title:

 ANNEX 1

Set forth below is a calculation of the Consolidated Net Worth and the Total Consolidated Debt to Total Consolidated Capitalization Ratio, in each case, as of [ ], 20[ ].

[Set forth Covenant Calculations]

EXHIBIT C
FORM OF BORROWING REQUEST

Date: _________, 20__

To:    U.S. Bank National Association, as Administrative Agent

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of September 29, 2015 (as amended, restated, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among OneBeacon Insurance Group, Ltd., a company organized under the laws of Bermuda [(the “Company”)], OneBeacon U.S. Holdings, Inc., a Delaware corporation [(“OneBeacon Holdings”)], each Lender from time to time party thereto and U.S. Bank National Association, as the Administrative Agent, an Issuing Lender and the Issuing Agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement.

[Pursuant to Section 2.2 of the Credit Agreement, [the Company][OneBeacon Holdings] hereby requests that a Revolving Credit Borrowing comprised of [Base Rate Loans in the aggregate principal amount of $___________] [Eurodollar Loans in the aggregate principal amount of $_________ with an Interest Period commencing on _______, 20__ and maturing on _________, 20__] be made on _______, 20__].

[Pursuant to Section 2.7 of the Credit Agreement, [the Company][OneBeacon Holdings] hereby requests that a Revolving Credit Borrowing in a principal amount of $___________, which is currently comprised of [Base Rate Loans] [Eurodollar Loans], be [converted] [continued] on _______, 20__ , as follows:

Resulting Revolving Credit Borrowing[s][1]
Principal Amount:
Type:
Interest Period:
[[The Company][OneBeacon Holdings] hereby represents and warrants that the conditions contained in Sections 4.2(a) and 4.2(b) of the Credit Agreement shall be satisfied on and as of the date of the applicable extension of credit.]2

[ONEBEACON INSURANCE GROUP, LTD.]
[ONEBEACON U.S. HOLDINGS, INC.]

By:
Name:
Title:

1 If different options are being elected with respect to different portions of the Revolving Credit Borrowing, provide the information required below for each resulting Revolving Credit Borrowing.
2 To be included only in the case of any borrowing made pursuant to Section 2.2 of the Credit Agreement.

EXHIBIT D

FORM OF REVOLVING CREDIT NOTE

THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW.  TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

$_______________	___________, 20__

FOR VALUE RECEIVED, the undersigned, [ONEBEACON INSURANCE GROUP, LTD., a company organized under the laws of Bermuda] [ONEBEACON U.S. HOLDINGS, INC., a Delaware corporation] (the “Borrower”), hereby unconditionally promises to pay to ______________ (the “Lender”) or its registered assigns, at the Administrative Agent’s Office in Dollars and in immediately available funds, on the Revolving Credit Termination Date the principal amount of (a) ________________ DOLLARS ($__________) or (b) if less, the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to Section 2.1 of the Credit Agreement.  The Borrower further agrees to pay interest in like money at the Administrative Agent’s Office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in Section 2.9 of the Credit Agreement.

The holder of this Note is authorized to endorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date, Type and amount of each Loan made pursuant to the Credit Agreement and the date and amount of each payment or prepayment of principal thereof, each continuation thereof, each conversion of all or a portion thereof to another Type and, in the case of Eurodollar Loans, the length of each Interest Period with respect thereto; provided that the failure to make any such endorsement or any error in any such endorsement shall not affect the obligations of the Borrower in respect of any Loan. .

This Note is one of the promissory notes referred to in the Credit Agreement dated as of September 29, 2015 (as amended, restated, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among OneBeacon Insurance Group, Ltd., OneBeacon U.S. Holdings, Inc., the lenders from time to time party thereto and U.S. Bank National Association, as the Administrative Agent, an Issuing Lender and the Issuing Agent, and is subject to the provisions of the Credit Agreement, including the optional and mandatory prepayments as provided in the Credit Agreement. This Note may be guaranteed as provided in the Credit Agreement and the Guarantee Agreement.  Reference is hereby made to the Credit Agreement and the Guarantee Agreement for the nature and extent of the guaranty, the terms and conditions upon which the guaranty was granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence of any one or more of the Events of Default, all principal and all accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 10.7 OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY).

[Remainder of Page Left Intentionally Blank]

[ONEBEACON INSURANCE GROUP, LTD.]
[ONEBEACON U.S. HOLDINGS, INC.]

By:
Name:
Title:

Schedule A
to Revolving Credit Note

LOANS, CONVERSIONS AND REPAYMENTS OF BASE RATE LOANS

Date	Amount of Base Rate Loans	Amount Converted to Base Rate Loans	Amount of Principal of Base Rate Loans Repaid	Amount of Base Rate Loans Converted to Eurodollar Loans	Unpaid Principal Balance of Base Rate Loans	Notation Made By

Schedule B
to Revolving Credit Note

LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF EURODOLLAR LOANS

Date	Amount of Eurodollar Loans	Amount Converted to Eurodollar Loans	Interest Period and Eurodollar Rate with Respect Thereto	Amount of Principal of Eurodollar Loans Repaid	Amount of Eurodollar Loans Converted to Base Rate Loans	Unpaid Principal Balance of Eurodollar Loans	Notation Made By

EXHIBIT E-1

U.S. TAX CERTIFICATE
(For Non-U.S Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Credit Agreement dated as of September 29, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among OneBeacon Insurance Group, Ltd., a company organized under the laws of Bermuda (the “Company”), OneBeacon U.S. Holdings, Inc., a Delaware corporation (“OneBeacon Holdings”, and together with the Company, the “Borrowers”), the Lenders from time to time party thereto and U.S. Bank National Association, as Administrative Agent, an Issuing Lender and Issuing Agent.
Pursuant to the provisions of Section 2.14 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this Certificate, (b) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (c) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, (d) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code and (e) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.
The undersigned has furnished the Administrative Agent and the Borrowers with a certificate of its non-U.S. person status on IRS Form W-8BEN-E or W-8BEN-E (as applicable). By executing this Certificate, the undersigned agrees that (a) if the information provided on this Certificate changes, the undersigned shall promptly so inform the Borrowers and the Administrative Agent and (b) the undersigned shall have at all times furnished the Borrowers and the Administrative Agent with a properly completed and currently effective certificate and IRS Form W-8BEN-E or W-8BEN-E (as applicable) in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By:
Name:
Title:
Date:	_________ ___,20[ ]

EXHIBIT E-2
U.S. TAX CERTIFICATE
(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Credit Agreement dated as of September 29, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among OneBeacon Insurance Group, Ltd., a company organized under the laws of Bermuda (the “Company”), OneBeacon U.S. Holdings, Inc., a Delaware corporation (“OneBeacon Holdings”, and together with the Company, the “Borrowers”), the Lenders from time to time party thereto and U.S. Bank National Association, as Administrative Agent, an Issuing Lender and Issuing Agent.
Pursuant to the provisions of Section 2.14 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record and beneficial owner of the participation in respect of which it is providing this Certificate, (b) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (c) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, (e) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code, and (f) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on IRS Form W-8BEN-E or W-8BEN-E (as applicable). By executing this Certificate, the undersigned agrees that (a) if the information provided on this Certificate changes, the undersigned shall promptly so inform such Lender in writing and (b) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate and IRS Form W-8BEN-E or W-8BEN-E (as applicable) in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By:
Name:
Title:
Date:	_________ ___,20[ ]

EXHIBIT E-3
U.S. TAX CERTIFICATE
(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Credit Agreement dated as of September 29, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among OneBeacon Insurance Group, Ltd., a company organized under the laws of Bermuda (the “Company”), OneBeacon U.S. Holdings, Inc., a Delaware corporation (“OneBeacon Holdings”, and together with the Company, the “Borrowers”), the Lenders from time to time party thereto and U.S. Bank National Association, as Administrative Agent, an Issuing Lender and Issuing Agent.
Pursuant to the provisions of Section 2.14 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record owner of the participation in respect of which it is providing this Certificate, (b) its partners/members are the sole beneficial owners of such participation, (c) with respect to such participation, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (d) none of its partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, (e) none of its partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code, and (f) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E or W-8BEN-E (as applicable) from each of its partners/members claiming the portfolio interest exemption. By executing this Certificate, the undersigned agrees that (a) if the information provided on this Certificate changes, the undersigned shall promptly so inform such Lender and (b) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate and IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E or W-8BEN-E (as applicable) from each of its partners/members claiming the portfolio interest exemption in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By:
Name:
Title:
Date:	_________ ___,20[ ]

EXHIBIT E-4
U.S. TAX CERTIFICATE
(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Credit Agreement dated as of September 29, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among OneBeacon Insurance Group, Ltd., a company organized under the laws of Bermuda (the “Company”), OneBeacon U.S. Holdings, Inc., a Delaware corporation (“OneBeacon Holdings”, and together with the Company, the “Borrowers”), the Lenders from time to time party thereto and U.S. Bank National Association, as Administrative Agent, an Issuing Lender and Issuing Agent.
Pursuant to the provisions of Section 2.14 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this Certificate, (b) its partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (c) with respect to the extension of credit pursuant to the Credit Agreement, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (d) none of its partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, (e) none of its partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code, and (f) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.
The undersigned has furnished the Administrative Agent and the Borrowers with IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E or W-8BEN-E (as applicable) from each of its partners/members claiming the portfolio interest exemption. By executing this Certificate, the undersigned agrees that (a) if the information provided on this Certificate changes, the undersigned shall promptly so inform the Borrowers and the Administrative Agent and (b) the undersigned shall have at all times furnished the Borrowers and the Administrative Agent with a properly completed and currently effective certificate and IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E or W-8BEN-E (as applicable) from each of its partners/members claiming the portfolio interest exemption in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By:
Name:
Title:
Date:	_________ ___,20[ ]

 EXHIBIT F

FORM OF

PRO RATA LETTER OF CREDIT

See attached.

EXHIBIT F

[FORM OF PRO RATA LETTER OF CREDIT]

[TO BE ISSUED ON PLAIN PAPER]
IRREVOCABLE LETTER OF CREDIT
U.S. BANK NATIONAL ASSOCIATION
800 NICOLLET MALL: BC-MN-H20G
MINNEAPOLIS, MINNESOTA 55402
ATTN: STANDBY LETTERS OF CREDIT

[Lender]
[Lender]

Date:	_________ ___,201__
IRREVOCABLE DOCUMENTARY CREDIT NO. _______________ (the “Letter of Credit”)

BENEFICIARY (the “Beneficiary”): _____________________ _____________________ _____________________	APPLICANT: _____________________ _____________________ _____________________
AMOUNT: US$_________________	ACCOUNT PARTY: _____________________ _____________________ _____________________

Ladies and Gentlemen:
We, the issuing banks listed below (hereinafter referred to individually as an “Issuing Lender,” and collectively as the “Issuing Lenders”), hereby establish in your favor, for the account of ___________________ (the “Account Party”) this clean Irrevocable Letter of Credit No. _____________ in the amount shown above (the “Letter of Credit Amount”).
The Letter of Credit is not subject to any condition or qualifications not set forth herein.

The maximum liability of each Issuing Lender with respect to any demand for payment made hereunder shall be its Commitment Share of the amount of such demand for payment, as follows:

ISSUING LENDER	COMMITMENT SHARE	MAXIMUM SHARE OF LETTER OF CREDIT AMOUNT
	%	U.S. $
	%	U.S. $
	%	U.S. $
	%	U.S. $
TOTAL	100%	U.S. $

The obligations of the Issuing Lenders hereunder are several and not joint, and no Issuing Lender shall be responsible or otherwise liable for the failure of any other Issuing Lender to perform its obligations hereunder, nor shall the failure of any Issuing Lender to perform its obligations under this Letter of Credit relieve any other Issuing Lender of its obligations hereunder. This Letter of Credit has been issued as a single instrument by the Issuing Lenders solely as a matter of convenience to the Beneficiary, and shall have the same legal effect as if a separate letter of credit was issued by each Issuing Lender in the amount of its Commitment Share of the Letter of Credit Amount. U.S. Bank National Association, in its capacity as the Issuing Agent (as defined below), shall have no liability for the obligations of any other Issuing Lender hereunder, and shall not effect payment for any other Issuing Lender of such other Issuing Lender’s Commitment Share of any amount specified in a demand presented hereunder.
Each drawing honored by the Issuing Lenders shall reduce the Letter of Credit Amount pro tanto.
Subject to the further provisions of this Letter of Credit, demands for payment may be made by the Beneficiary on or prior to the Expiration Date (as defined below) from time to time hereunder by presentation to U.S. Bank National Association, solely as agent and attorney-in-fact for the Issuing Lenders (in such capacity, the “Issuing Agent”) of a draft signed by a person purporting to be an authorized officer of the Beneficiary. Such draft shall be presented at the Issuing Agent’s office located at U.S. Bank National Association, 800 Nicollet Mall: BC-MN-H20G, Minneapolis, Minnesota 55402, Attn: Standby Letters of Credit.
Each Issuing Lender hereby agrees that all demands for payment hereunder made in compliance with the terms of this Letter of Credit will be duly honored by it, severally, upon delivery of the draft as specified above and if presented at the Issuing Agent’s aforesaid office on or before the Expiration Date hereof. Each Issuing Lender’s Commitment Share of each drawing under this Letter of Credit shall be remitted to the Beneficiary by such Issuing Lender in accordance with the Beneficiary’s instructions. The obligation of the Issuing Lenders to honor demands for payment is not contingent upon reimbursement with respect thereto.

As used in this Letter of Credit, “Business Day” means any day other than a Saturday, a Sunday and any day on which banking institutions in New York are authorized by law to close.
Only the Beneficiary may make a demand for payment under this Letter of-Credit. Upon payment to the Beneficiary by an Issuing Lender of its Commitment Share of the amount specified in a demand presented hereunder, such Issuing Lender shall be fully discharged of its obligation under this Letter of Credit to the extent of its Commitment Share of such demand and such Issuing Lender shall not thereafter be obligated to make any further payments under this Letter of Credit in respect of such demand.
The term “the Beneficiary” as used herein includes any successor to the Beneficiary by operation of law. If a court of law appoints a successor in interest to the Beneficiary, then the term “the Beneficiary” includes, and, if the Issuing Agent has written notice thereof, is limited to, any court-appointed receiver (including any conservator, rehabilitator or liquidator).
This Letter of Credit shall expire at 5:00 p.m. (Central time) on __________ ___, 201_; provided, however, that such date (or any extended date) shall be automatically extended without amendment for one year unless at least 30 days prior to such date (or such extended date) the Issuing Agent has given the Beneficiary prior written notice of non-extension at the addresses shown above or at such addresses as the Beneficiary may have provided the Issuing Agent by prior notice thereof (such date, as so extended, shall be called the “Expiration Date”). No drawing may be made by the Beneficiary after the Expiration Date.
This Letter of Credit (and amendments, if any) must be returned to the Issuing Agent for cancellation with a statement signed by the Beneficiary and the Account Party stating that the Letter of Credit is no longer required and is being returned to the Issuing Agent for cancellation in order for it to be cancelled in advance of the Expiration Date.
This Letter of Credit is not transferable. [This Letter of Credit is subject to and governed by the laws of the State of New York and the Uniform Customs and Practice for Documentary Credits of the International Chamber of Commerce 2007 Revision, Publication No. 600, and in the event of any conflict, the laws of the State of New York shall control. If this Letter of Credit expires during an interruption of business as described in Article 36 of said Publication 600, each Issuing Lender hereby specifically agrees to effect its payment if this Letter of Credit is drawn against within 30 days after the resumption of business.] [This Letter of Credit is subject to and governed by the law(s) of the State of New York, and the International Standby Practices 98 (ISP98) (International Chamber of Commerce Publication No. 590). In the event of any conflict, the laws of the State of New York will control.]
All drafts presented to us in connection with any demand for payment hereunder, as well as all notices and other communications to us in respect of this Letter of Credit, shall be in writing and addressed and presented to the Issuing Agent at U.S. Bank National Association, 800 Nicollet Mall: BC-MN-H20G, Minneapolis, Minnesota 55402, Attn: Standby Letters of Credit, and shall make specific reference to the Letter of Credit number specified above.

This Letter of Credit cannot be modified or revoked without your prior written consent, provided that it may be amended by an amendment signed solely by the Issuing Agent (and without your consent) to (a) delete an Issuing Lender, (b) add an Issuing Lender which at the time it becomes an Issuing Lender hereunder (i) has a long-term deposit rating of A or higher by Standard & Poor’s Financial Services LLC and A2 or higher by Moody’s Investors Service, Inc. and (ii) has been approved by the Securities Valuation Office of the National Association of Insurance Commissioners and/or (c) change Commitment Shares; provided that such amendment does not decrease the Letter of Credit Amount or the aggregate liability of the Issuing Lenders in respect of the Letter of Credit Amount.
If you require any assistance or have any questions regarding this transaction, please call U.S. Bank National Association, International Banking at 612-303-7395 or 503-464-3611.

Very truly yours,

U.S. BANK NATIONAL ASSOCIATION,
as Issuing Agent,
on behalf of the Issuing Lenders

By:
Name:
Title:

127